Execution Version

Date: May 22, 2018
From: Credit Suisse International
One Cabot Square
London E14 4QJ
England
To: De Agostini S.p.A.
Via G. da Verrazano 15
28100 Novara
Italy
Reference Number: External ID: [   ]
Dear Sir or Madam:
The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between Credit Suisse International (“CS”) and De Agostini S.p.A. (“Counterparty”) on the Trade Date specified below (the “Transaction”).  This letter agreement constitutes a “Confirmation” as referred to in the Agreement specified below.  In the Transaction, CS acts as counterparty only and not as an advisor or fiduciary to Counterparty.
The definitions and provisions contained in (i) the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) as published by the International Swaps and Derivatives Association, Inc.  (“ISDA”) and (ii) the 2006 ISDA Definitions (the “2006 Definitions”) as published by ISDA are incorporated into this Confirmation.  In the event of any inconsistency between the Equity Definitions, the 2006 Definitions and this Confirmation, this Confirmation shall govern.  In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions shall govern.  This Confirmation evidences a complete binding agreement between CS and Counterparty as to the terms of the Transaction to which this Confirmation relates, and replaces any previous agreement between the parties with respect to the subject matter hereof.  For purposes of the Equity Definitions, the Transaction is a Share Forward Transaction, CS is “Buyer” and Counterparty is “Seller”.
Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
In lieu of negotiating an ISDA Master Agreement and Schedule, CS and Counterparty hereby agree that an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross-Border) (the “1992 ISDA Form”) as first published by ISDA in 1992, without any Schedule attached thereto, but with (a) a 1994 ISDA Credit Support Annex (Bilateral Form–New York law version) (the “Annex”) with Paragraph 13 of the Annex containing the modifications and elections set forth herein and (b) all elections, modifications and amendments to the 1992 ISDA Form contained herein (as so supplemented, the “Agreement”), shall be deemed to have been executed by both of us on the Trade Date of the Transaction between us.  This Confirmation and the Transaction to which it relates shall supplement, form a part of, and be subject to, such Agreement.  All provisions contained in, or incorporated by reference to, the Agreement shall govern the Transaction referenced in this Confirmation, except as expressly modified herein.  In case of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation (including any amendments hereto) shall prevail for the purpose of the Transaction to which it relates.
If, in relation to the Transaction to which this Confirmation relates, there is any inconsistency between the Agreement, this Confirmation, the Security Agreement (as defined below), the 2006 Definitions and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Security Agreement; (iii) the Equity Definitions; (iv) the 2006 Definitions; and (vi) the Agreement.

1.	The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms:
Trade Date:	May 22, 2018

Components:
The Transaction will be divided into 4 individual tranches (each a “Tranche” and together the “Tranches”) and each Tranche will be divided into 20 individual components (each a “Component” and together the “Components”), as set forth in Appendix I hereto, in each case with the terms set forth in this Confirmation.  The payments and deliveries to be made upon settlement of the Transaction pursuant to the Settlement Terms below will be determined separately for each Component of each Tranche as if such Component were a separate Transaction under the Agreement, but for all other purposes under the Agreement (including, without limitation, under Sections 5 and 6 of the Agreement), the Components for all Tranches, together, will be treated as one Transaction.

Underwriting Agreement:	The Underwriting Agreement dated May 22, 2018, among the Issuer, Counterparty, CS and Credit Suisse Securities (USA) LLC.

Upfront Payment:	Counterparty shall pay to CS the Upfront Payment Amount set forth in Appendix I hereto on the third Currency Business Day following the Trade Date.

Shares:	The Ordinary Shares, nominal value $0.10 per share, of International Game Technology PLC (NYSE: “IGT”) (the “Issuer”)

Total Number of Shares:	18,000,000

Number of Shares:	In respect of each Component, as set forth Appendix I hereto.

Initial Share Price:	As set forth in Appendix I hereto.

Forward Floor Price:	In respect of each Tranche, the product of (i) the Forward Floor Percentage set forth in Appendix I hereto for the relevant Tranche and (ii) the Initial Share Price.

Forward Cap Price:	In respect of each Tranche, the product of (i) the Forward Cap Percentage set forth in Appendix I hereto for the relevant Tranche and (ii) the Initial Share Price.

Prepayment:	Applicable to the extent provided in “Counterparty’s Election to Receive Prepayment Amount” below.

Variable Obligation:	Applicable

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Calculation Agent:
CS; provided that, if an Event of Default pursuant to Section 5(a)(i) or 5(a)(vii) of the Agreement has occurred and is continuing with respect to CS, the Calculation Agent shall be a leading dealer in the United States over-the-counter equity derivative markets unaffiliated with either party and reasonably selected by Counterparty.

Payment of Prepayment Amounts:
Counterparty’s Election to Receive Prepayment Amount:
If and only if paragraph (i) of the Collateral Requirement is satisfied, then Counterparty may, after such satisfaction, upon no less than five Currency Business Days’ prior written notice to CS, designate a Currency Business Day that is prior to the first Scheduled Valuation Date for Tranche 1 (the “Initial Valuation Date”), as set forth in Appendix I hereto (the designated Currency Business Day, the “Funding Date”), to receive from CS an amount in immediately available funds equal to the Prepayment Amount for such Funding Date; provided that CS shall not be obligated to pay the Prepayment Amount on the Funding Date unless, as of the Funding Date, (x) no Additional Termination Event and no Event of Default or Potential Event of Default with respect to Counterparty has occurred and is continuing and no Additional Disruption Event or other Extraordinary Event has occurred for which the consequences have not yet been implemented and (y) CS has received from Counterparty a certificate issued by the competent Companies Register and dated not earlier than five Scheduled Trading Days prior to the Funding Date stating that Counterparty is not subject to insolvency proceedings (such certificate, a “Companies Register Certificate”).

Prepayment Amount:
The sum over all Tranches of the product of (i) the Present Value of the Forward Floor Price for such Tranche as of the Funding Date multiplied by the Prepayment Percentage and (ii) the aggregate of the Number of Shares for all Components in such Tranche.

Prepayment Percentage:	As set forth in Appendix I.

Present Value:
For any amount as of any date, the present value of such amount as of such date calculated using a discount rate equal to the Swap Rate plus the Spread and assuming such amount were paid on the date that is one Settlement Cycle following the Valuation Date for the eleventh Component for the relevant Tranche.

Swap Rate:
As of any date, an interpolated rate for the relevant tenor specified in the definition of “Designated Maturity”, as determined by the Calculation Agent by reference to the mid-market U.S. dollar LIBOR swap curve as of such date as displayed on Bloomberg page “USSW” (or, if such page is not available or does not display such swap curve, such other source as the Calculation Agent determines).

Designated Maturity:
In respect of any calculation of the Present Value for a Tranche as of the Funding Date, the period of time from the Funding Date to the date that is one Settlement Cycle following the Valuation Date for the eleventh Component of such Tranche.

Spread:
As set forth in Appendix I hereto; provided that if the Funding Date has not yet occurred, CS may increase the Spread beginning on the 15-month anniversary of the Trade Date to reflect any material increase in the cost to CS of funding the Prepayment Amount as of the Funding Date including, without limitation, due to a change in internal funding costs as the result of a change in relevant market conditions from those prevailing on the Trade Date or a change in capital requirements applicable to CS or its affiliates from those in effect on the Trade Date, as certified by CS to Counterparty in reasonable detail.

Collateral Requirement:	(i) Satisfaction (or waiver by CS, such waiver to be provided only in writing) of the following conditions: (a) the delivery by Counterparty to CS or its Custodian of a number of Shares equal to the Total Number of Shares, pursuant to an executed Security Agreement reasonably satisfactory to each of the parties and based on the form being negotiated by the parties as of the Trade Date (the “Security Agreement” and such Shares, the “Pledged Shares”), and delivery by Counterparty of a supplement to the Confirmation reasonably satisfactory to each of the parties and based on the form being negotiated by the parties as of the Trade Date (including the Pledge Appendix thereto, the “Supplement”), in each case, with such modifications agreed by the parties, it being understood that (1) such Security Agreement and this Confirmation, as supplemented by the Supplement, shall together provide CS with a first priority perfected security interest in such Pledged Shares and the proceeds thereof (to the extent provided thereunder); (2) such Pledged Shares shall, at the election of Counterparty, be either (A) in certificated form registered on the books of the Issuer (or its transfer agent) in the name of Counterparty, with appropriate stock transfer forms executed by Counterparty in blank delivered to CS or its Custodian and with arrangements to be set forth in the Supplement and/or the Pledge Date Issuer Acknowledgment (as defined below) for entry of such Pledged Shares into book-entry form through the Clearance System following an enforcement event with respect to Counterparty or other event agreed by the parties (including regarding any forms, opinions or other documentation required by the Clearance System or the Issuer) reasonably satisfactory to CS agreed upon or (B) delivered in book-entry form through the Clearance System and, in the case of (B), such Pledged Shares to be deposited in the Collateral Account of Counterparty with the Custodian; and (3) such Pledged Shares shall be free of all encumbrances and Transfer Restrictions (as defined in the Supplement), other than Permitted Transfer Restrictions; (b) delivery by the Issuer of an Issuer Acknowledgment Letter to the Security Agreement and Supplement (the “Pledge Date Issuer Acknowledgment”) in a form reasonably acceptable to each of the parties; (c) delivery of opinions of recognized counsel to Counterparty in form and substance reasonably satisfactory to CS, including with respect to any assumptions or qualifications,

(1) with respect to each of Italy, New York and England (the “Transaction Jurisdictions”), to the extent the law of such Transaction Jurisdiction is applicable, (i) regarding the due authorization, execution, delivery and enforceability of the Security Agreement and the Supplement; (ii) that the Security Agreement and the Supplement do not conflict with or violate the law of such Transaction Jurisdiction or Counterparty’s constitutional documents; (iii) that all necessary consents to and approvals for the foregoing have been obtained (or no such consents or approvals are necessary); (iv) regarding the validity and perfection of CS’s security interest in the Pledged Shares; (v) with respect to the Security Agreement and the Supplement, regarding the other topics covered in the opinions issued pursuant to Section 2(a)(ix) of this Confirmation; and (vi) that the Security Agreement and the Supplement do not conflict with any specified contractual restriction binding on or affecting the Counterparty or the Pledged Shares, (and, in each case, for the avoidance of doubt, such opinions will not address Gaming Laws); (2) with respect to each Specified Gaming Jurisdiction, that the pledge of the Pledged Shares by Counterparty and the performance of Counterparty’s obligations under the Agreement, this Confirmation (as supplemented by the Supplement) and the Security Agreement will not result in a violation of relevant Gaming Laws (as defined below) in such Specified Gaming Jurisdiction and all necessary consents and approvals on the part of Counterparty and Issuer have been obtained from the relevant Gaming Authorities in such Specified Gaming Jurisdiction, are in effect, and are being complied with; (3) with respect to each Specified Gaming Jurisdiction, that the exercise of rights and remedies pursuant to the Agreement, this Confirmation (as supplemented by the Supplement) and the Security Agreement, including any potential sale of the Pledged Shares by CS in a foreclosure or otherwise upon or following the occurrence of an Early Termination Date (whether following an Event of Default or otherwise) would not result in a violation of any Gaming Laws in such Specified Gaming Jurisdiction, nor would any consents or approvals from the Gaming Authorities in such Specified Gaming Jurisdictions be required for the exercise of such rights and remedies, provided, however, that such opinions may be subject to reasonable and customary assumptions and qualifications, and in particular the assumption that any foreclosure or other exercise of remedies by CS will be done in compliance with the section of the Supplement entitled “Matters Related to Enforcement” (the “Remedies Limitations”); and (d) amendment of the Articles of Association of Issuer in the form attached as Exhibit II hereto.  For the avoidance of doubt, a Transaction Jurisdiction may also be a Specified Gaming Jurisdiction.

(ii) If for any reason Counterparty has not satisfied the conditions set out in paragraph (i) prior to the one-year anniversary of the Trade Date (or such later date as the parties may agree), then by such date Counterparty shall satisfy the Collateral Requirement by Transfer of Eligible Collateral (as defined in Section 5 of this Confirmation) pursuant to the Annex and Section 5 of this Confirmation (or such other collateral and in such other amount as may be agreed by the parties) (any such collateral, “Alternative Collateral”).  For the avoidance of doubt, Counterparty may, at its election, also satisfy the Collateral Requirement pursuant to this clause (ii) prior to the one-year anniversary of the Trade Date.

(iii) At any time after providing Alternative Collateral, Counterparty may satisfy the requirements of paragraph (i) instead of paragraph (ii), in which case CS shall return and release such Alternative Collateral to Counterparty in accordance with the terms of the Annex.

(iv)  For the avoidance of doubt and notwithstanding anything to the contrary herein, Counterparty shall not be entitled to designate a Funding Date to receive the Prepayment Amount unless it has satisfied the conditions set out in paragraph (i).

Specified Gaming Jurisdictions:
As of the Trade Date, as set forth in Appendix II hereto. Counterparty represents and warrants that all jurisdictions that as of the Trade Date satisfy the Specified Gaming Jurisdiction Criteria are listed in Appendix II.

As of any subsequent date of determination, any jurisdiction previously identified as a Specified Gaming Jurisdiction and any additional jurisdiction that as of such date satisfies the Specified Gaming Jurisdiction Criteria. “Specified Gaming Jurisdiction Criteria” has the meaning specified in Appendix II hereto.

Permitted Transfer Restrictions:
Transfer Restrictions with respect to the Pledged Shares (1) that are those contemplated by the Interpretive Letter (as defined below), (2) arising from the status of Counterparty as an “affiliate” of the Issuer but only to the extent CS (or its affiliates) has not completed its sale of the Total Number of Shares pursuant to the registration statement in accordance with the Underwriting Agreement or upon the return of any such Pledged Shares to Counterparty, and (3) arising under Gaming Laws that would limit CS’s ability to exercise rights and remedies if CS were to fail to comply with the Remedies Limitations.

Custodian:	Credit Suisse Securities (USA) LLC

Valuation:
In respect of each Component:
Valuation Date(s):	As set forth in Appendix I hereto (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already a Valuation Date for another Component).

Disrupted Valuation Days:
If any Valuation Date is a Disrupted Day, the Valuation Date shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and that is not and is not deemed to be a Valuation Date in respect of this Transaction; provided, however, that, if the Valuation Date has not occurred pursuant to the clause immediately preceding this proviso as of the Final Disruption Date for the Tranche of which such Component is a part, that Final Disruption Date shall be the Valuation Date (irrespective of whether such day is a Valuation Date in respect of this Transaction), and the Calculation Agent shall determine the VWAP Price for that Valuation Date by using its commercially reasonable estimate of the value of the Shares as of the Valuation Time on that Final Disruption Date.

Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Valuation Date, the Calculation Agent may determine that such Valuation Date is a Disrupted Day only in part, in which case the Calculation Agent shall (i) make adjustments to the number of Shares for the relevant Component for which such day shall be the Valuation Date and shall designate the Scheduled Trading Day determined in the manner described in the first paragraph of this “Disrupted Valuation Days” provision as the Valuation Date for the remaining Shares for such Component and (ii) determine the VWAP Price for such Disrupted Day based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event and the historical trading patterns, volume and price of the Shares.  Section 6.6 of the Equity Definitions shall not apply to any Valuation Date.

Final Disruption Date:	In respect of each Tranche, as set forth in Appendix I hereto.

Market Disruption Event:
The first sentence of Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in the third, fourth and fifth lines thereof, and replacing the words “or (iii) an Early Closure” with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the date hereof, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full.

Regulatory Disruption:
Any event that CS, in its reasonable judgment based on the advice of counsel, determines makes it advisable with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by CS), for CS to refrain from or decrease any market activity in connection with the Transaction.  CS shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Valuation Dates affected by it.

Disrupted Day:
The definition of “Disrupted Day” in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: “A Scheduled Trading Day on which a Related Exchange fails to open during its regular trading session will not be a Disrupted Day if the Calculation Agent determines that such failure will not have a material adverse impact on CS’s ability to unwind any hedging transactions related to the Transaction.”

Settlement Terms:
In respect of each Tranche:
Settlement Method Election:
Applicable on a Tranche-by-Tranche basis; provided that Section 7.1 of the Equity Definitions is modified by inserting the phrase “, Modified Physical Settlement” after “Cash Settlement” in the sixth line thereof; provided further that Counterparty shall not be entitled to elect Physical Settlement or Modified Physical Settlement prior to the satisfaction of the Physical Settlement Conditions; provided further that if, (1) in the reasonable judgment of CS, Counterparty would not be able to deliver the Number of Shares to be Delivered with respect to which the Representation and Agreement set forth in Section 9.11 of the Equity Definitions would be true and satisfied as of 4:00 p.m. New York City time on the Settlement Method Election Date as if (x) such date were a Settlement Date and (y) Physical Settlement or Modified Physical Settlement were applicable or (2) Counterparty shall not have delivered to CS a Companies Register Certificate with respect to Counterparty dated not earlier than five Scheduled Trading Days prior to the Settlement Method Election Date, then CS shall have the right, but not the obligation, to elect that Counterparty be deemed to have elected Cash Settlement, notwithstanding any actual or deemed election by Counterparty to the contrary.

Electing Party:	Counterparty

Settlement Method Election Date:	The date that is 10 Scheduled Trading Days immediately prior to the first Scheduled Valuation Date for the relevant Tranche.

Default Settlement Method:	Cash Settlement

Physical Settlement Conditions:
Satisfaction (or waiver by CS, such waiver to be provided only in writing) of the following conditions on or prior to the Settlement Method Election Date: (i) a number of Shares equal to the aggregate Number of Shares for such Tranche (which may be the Pledged Shares) shall have been delivered in book-entry form through the Clearance System to the Collateral Account (or if not the Pledged Shares, to another account of Counterparty at CS or its Custodian), (ii) delivery of opinions of recognized counsel to Counterparty, in form and substance reasonably satisfactory to CS, including with respect to any assumptions or qualifications, (1) with respect to each Transaction Jurisdiction, to the extent the law of such Transaction Jurisdiction is applicable, that the physical settlement of the Transaction (including the return of Shares to securities lenders as contemplated by the Interpretive Letter) will not result in a violation of any applicable law in such Transaction Jurisdiction, and all necessary consents and approvals on the part of Counterparty and Issuer have been obtained (and for the avoidance of doubt, such opinions will not address Gaming Laws); and (2) with respect to each Specified Gaming Jurisdiction, that the physical settlement of the Transaction (including the return of Shares to securities lenders as contemplated by the Interpretive Letter) will not result in a violation of any Gaming Laws in such Specified Gaming Jurisdiction, and all necessary consents and approvals on the part of Counterparty and Issuer have been obtained from the relevant Gaming Authorities in such Specified Gaming Jurisdiction, are in effect and are being complied with; and (iii) delivery by the Issuer of an Issuer Acknowledgment Letter with respect to Physical Settlement or Modified Physical Settlement of the Transaction in a form reasonably acceptable to each of the parties (with such modifications as the parties may agree). For the avoidance of doubt, to the extent Counterparty delivers Shares pursuant to clause (i) above in excess of the relevant Number of Shares to be Delivered, such excess shall be returned to Counterparty in accordance with the terms hereof and of the Security Agreement and Supplement, as applicable.

Settlement Price:	For each Component, the VWAP Price for the applicable Valuation Date.

Settlement Currency:	USD

Cash Settlement:
If the Funding Date has occurred, the following provisions shall apply in lieu of the provisions set forth in Section 8.4(b) of the Equity Definitions.  If the aggregate of the Forward Cash Settlement Amounts for all Components for the relevant Tranche minus the aggregate of the Preliminary Forward Cash Settlement Amounts paid by Counterparty to CS for the relevant Tranche minus the aggregate of the Holdback Amounts for all Components for the relevant Tranche (the result of such calculation, the “Cash Settlement True-Up”) is positive, Counterparty shall pay to CS the Cash Settlement True-Up on the Cash Settlement Payment Date.  If the Cash Settlement True-Up is negative, CS shall pay Counterparty the absolute value of the Cash Settlement True-Up on the applicable Cash Settlement Payment Date.

If the Funding Date has not occurred, Section 8.4(a) of the Equity Definitions shall apply.

Holdback Amount:
In respect of a Component, an amount equal to the product of (i) 100% minus the Prepayment Percentage for the relevant Tranche, (ii) the Forward Floor Price for the relevant Tranche and (iii) the Number of Shares for such Component.

Preliminary Forward Cash Settlement Payment Date:	If the Funding Date has occurred, the 4th Scheduled Trading Day immediately preceding the first Scheduled Valuation Date for the relevant Tranche.

Preliminary Forward Cash Settlement Amount:
If the Funding Date has occurred, an amount equal to the aggregate over all Components in the relevant Tranche of 105% of the Forward Cash Settlement Amount that would apply if the Valuation Date for each such Component were the Scheduled Trading Day immediately preceding the Preliminary Forward Cash Settlement Payment Date, provided that, if on any day following the Preliminary Forward Cash Settlement Payment Date and on or preceding the final Valuation Date for such Tranche, the Preliminary Forward Cash Settlement Amount, if it were calculated as of such day (such amount, the “Supplemental Preliminary Forward Cash Settlement Amount”), is greater than the sum of the Preliminary Forward Cash Settlement Amount and any Excess Amounts (as defined below) previously paid by Counterparty to CS (the “Previously Paid Amounts”), Counterparty shall, within two Currency Business Days of CS’s request, pay an amount equal to the excess (an “Excess Amount”) of the Supplemental Preliminary Forward Cash Settlement Amount over the Previously Paid Amounts; provided, further that CS may not request an Excess Amount more often than one time in any calendar week period and CS may not request an Excess Amount unless it is at least 2% of the Previously Paid Amounts.

VWAP Price:
On any day, the Rule 10b-18 dollar volume-weighted average price per Share for the regular trading session on the Exchange (without regard to pre-open or after-hours trading outside of such regular trading session for such day) on such day as published on Bloomberg Page “IGT <Equity> AQR SEC” or any successor page thereto, or if such price is not so reported on such day or is manifestly erroneous for any reason, as reasonably determined by the Calculation Agent.

Physical Settlement:	Section 9.2 of the Equity Definitions shall apply; provided that clause (a)(iii) thereof is hereby amended by adding “Buyer will pay to Seller the relevant Holdback Amount and” after the word “then”.

Modified Physical Settlement:
If Modified Physical Settlement is applicable, then, notwithstanding anything to the contrary in this Confirmation or the Equity Definitions, on the relevant Settlement Date, Buyer will pay to Seller an amount equal to the Modified Forward Price multiplied by the Number of Shares and Seller will deliver to Buyer the Number of Shares and will pay to Buyer the Fractional Share Amount, if any. If “Prepayment” is applicable, Buyer will also pay to Seller the relevant Holdback Amount on the relevant Settlement Date.

Modified Forward Price:	For purposes of Modified Physical Settlement:

(a) if “Prepayment” is applicable:

(i) if the Settlement Price is less than or equal to the Forward Cap Price but greater than the Forward Floor Price, such Settlement Price minus the Forward Floor Price;

(ii) if the Settlement Price is greater than the Forward Cap Price, the Forward Cap Price minus the Forward Floor Price; and

(iii) if the Settlement Price is less than or equal to the Forward Floor Price, zero; and

(b) if “Prepayment” is not applicable:

(i) if the Settlement Price is less than or equal to the Forward Cap Price but greater than the Forward Floor Price, such Settlement Price;

(ii) if the Settlement Price is greater than the Forward Cap Price, the Forward Cap Price; and

(iii) if the Settlement Price is less than or equal to the Forward Floor Price, the Forward Floor Price

Automatic Physical Settlement:
If (i) Cash Settlement is applicable to such Tranche and Counterparty has not by 5:00 p.m., New York City time on any Preliminary Forward Cash Settlement Payment Date delivered the relevant Preliminary Forward Cash Settlement Amount or has not paid when due any Excess Amount, and (ii) (x) the Physical Settlement Conditions have been satisfied (or CS reasonably determines that CS is permitted to take delivery of, and exercise remedies in respect of, the Shares pursuant to this Confirmation (as supplemented by the Supplement) and the Security Agreement under relevant Gaming Laws) and (y) the collateral then held under the Security Agreement or the Annex by or on behalf of CS includes a number of Shares with respect to which the provisions of Representation and Agreement set forth in Section 9.11 of the Equity Definitions are true and satisfied (or, at the absolute discretion of CS, Shares with respect to which such provisions of Representation and Agreement are not true or satisfied) at least equal to the Number of Shares to be Delivered for all Components of such Tranche (or portion thereof, as determined by CS), then, if CS so elects, (a) Counterparty shall be deemed to have elected Physical Settlement with respect to that Tranche (or portion thereof, as determined by CS), notwithstanding any election or deemed election by Counterparty to the contrary and (b) the delivery required by Section 9.2 of the Equity Definitions shall be effected, in whole or in part, as the case may be, by delivery from the Collateral Account to CS of a number of Shares equal to the Number of Shares to be Delivered for some or all Components of such Tranche (as determined by CS) on such Settlement Date.  If CS elects Automatic Physical Settlement in respect of Counterparty’s failure to make a payment described in clause (i) of the first sentence of “Automatic Physical Settlement”, CS shall not have the right to designate an Early Termination Date solely by reason of such failure. For the avoidance of doubt, the parties agree that, notwithstanding the foregoing, if Counterparty elects Cash Settlement or is deemed to have elected Cash Settlement and does not deliver a Preliminary Forward Cash Settlement Amount, any Excess Amount or any positive Cash Settlement True-Up, Counterparty shall be required to compensate CS for any losses incurred by CS and/or any affiliate of CS as a result of such failure to deliver, including without limitation market losses incurred in connection with any decline in the value of the Shares subsequent to a relevant Valuation Date.

Cash Settlement Payment Date:	For all Components of a Tranche, the date that is three Currency Business Days following the final Valuation Date for such Tranche.

Settlement Date:	For each Component of a Tranche, the date that is one Settlement Cycle following the Valuation Date for such Component.

Dividends:
Obligations with Respect to Excess Cash Dividends:
If there occurs an Excess Cash Dividend, then Counterparty shall make a cash payment to CS on the Currency Business Day on which such Excess Cash Dividend is paid by the Issuer to holders of Shares (whether or not after the final Cash Settlement Payment Date or Settlement Date) of an amount equal to the product of (i) the Hedge Ratio as of the close of the regular trading session on the Exchange on the Exchange Business Day immediately preceding the ex-dividend date for such Excess Cash Dividend and (ii) the amount of such Excess Cash Dividend, as determined by the Calculation Agent.  No other adjustment to the Transaction shall be made in respect of an Excess Cash Dividend.

Hedge Ratio:
On any day, a number of Shares that CS and/or its affiliates theoretically would be short in order to hedge the equity price risk of the Transaction as of the close of the regular trading session on the Exchange on such day, as determined by the Calculation Agent.

Excess Cash Dividend:
That portion, if any, of the per Share amount of any Ordinary Cash Dividend that, together with the amount of all previous Ordinary Cash Dividends, if any, for which the ex-dividend date occurs within the same Dividend Period, exceeds the Contractual Dividend Amount for such Dividend Period, as determined by the Calculation Agent.

Ordinary Cash Dividends:
Any cash Relevant Dividend that does not exceed the Quarterly Dividend Amount set forth in Appendix I hereto; provided that the parties agree that a cash Relevant Dividend in excess of such amount per calendar quarter or a cash Relevant Dividend with an ex-dividend date in the same calendar quarter as a previous Ordinary Cash Dividend to the extent the aggregate amount of such Relevant Dividends in the same calendar quarter exceed the Quarterly Dividend Amount shall be an Extraordinary Dividend and not an Ordinary Cash Dividend.

Relevant Dividend:	Any dividend or distribution on the Shares for which the ex-dividend date occurs from and including the Trade Date to and including the final Valuation Date.

Contractual Dividend Amount:
USD 0.00 per Share (subject to adjustment (but not below zero) by the Calculation Agent in accordance with Calculation Agent Adjustment to account for any Potential Adjustment Event, and subject to adjustment to account for any change to the frequency of payment of the Issuer’s regular dividend).

Dividend Period:	The period from, but excluding, the Trade Date to, and including, the final Valuation Date.

Obligations with Respect to Extraordinary Dividends:
Subject to the paragraph immediately below, if there occurs an Extraordinary Dividend, then Counterparty shall make a payment or delivery, as the case may be, to CS on the Currency Business Day (or Clearance System Business Day, as applicable) on which such Extraordinary Dividend is paid or delivered by the Issuer to holders of Shares (whether or not after the final Cash Settlement Payment Date or Settlement Date) of an amount of the same type of cash or other property so paid or delivered by the Issuer equal to the product of (i) the Hedge Ratio as of the close of the regular trading session on the Exchange on the Exchange Business Day immediately preceding the ex-dividend date for such Extraordinary Dividend and (ii) the amount of such cash or property that would be received by a holder of one Share in such Extraordinary Dividend, as determined by the Calculation Agent (such amount to be paid or delivered by Counterparty, the “Extraordinary Dividend Amount”).  For the avoidance of doubt, the parties acknowledge and agree that, in addition to the payment or delivery by Counterparty to CS in respect of an Extraordinary Dividend, the Calculation Agent may adjust the Transaction pursuant to the Method of Adjustment for Share Adjustments (as modified under this Confirmation), but in so doing shall take into account the foregoing payment or delivery.

Notwithstanding anything to the contrary in the preceding paragraph, in the case of an Extraordinary Dividend with a value per Share that exceeds five percent of the closing price per Share on the Scheduled Trading Day prior to the announcement thereof, if a Funding Date has occurred, Counterparty shall make a payment to CS no later than two Currency Business Days prior to the record date for such Extraordinary Dividend, (x) in the case of a cash Extraordinary Dividend, of the Extraordinary Dividend Amount or (y) in the case of a non-cash Extraordinary Dividend, of an amount in cash equal to the value of the Extraordinary Dividend Amount, as determined by the Calculation Agent (the “Extraordinary Dividend Equivalent Amount”), provided that, in the case of this clause (y), Counterparty shall deliver to CS such non-cash Extraordinary Dividend on the Currency Business Day that  such non-cash Extraordinary Dividend is delivered by the Issuer to holders of Shares and, upon receipt of such non-cash Extraordinary Dividend and CS shall return the corresponding Extraordinary Dividend Equivalent Amount.

Extraordinary Dividend:
Any Relevant Dividend that is not of a type described in clause (i) or subclause (A) or (B) of clause (ii) of Section 11.2(e) of the Equity Definitions, is not a distribution of Spin-off Shares (as defined below) and is not an Ordinary Cash Dividend, including without limitation any Relevant Dividend that is (i) a dividend or distribution declared on the Shares at a time at which the Issuer has not previously declared or paid dividends or distributions on such Shares for the prior four quarterly periods, (ii) a payment or distribution by the Issuer to holders of Shares that the Issuer announces will be an “extraordinary” or “special” dividend or distribution, (iii) a payment by the Issuer to holders of Shares out of the Issuer’s capital and surplus, (iv) a dividend or distribution paid within the same quarterly period as any prior dividend or distribution or (v) any other “special” dividend or distribution on the Shares that is, by its terms or declared intent, outside the normal course of operations or normal dividend policies or practices of the Issuer.

Share Adjustments:
Potential Adjustment Events:
If an event occurs that constitutes both a Potential Adjustment Event under Section 11.2(e)(ii)(C) of the Equity Definitions and a Spin-off as described below, it shall be treated hereunder as a Spin-off and not as a Potential Adjustment Event.

Method of Adjustment:	Calculation Agent Adjustment.

Spin-off:
If there occurs a distribution of New Shares (the “Spin-off Shares”) of an issuer other than the Issuer (the “Spin-off Issuer”) to holders of the Shares (the “Original Shares”), then the Calculation Agent shall adjust the Transaction in accordance with the “Fission Method” provision below.  Solely for purposes of this paragraph, “New Shares” means ordinary or common shares of the Spin-off Issuer that are, or that as of the ex-dividend date of such Spin-off are, publicly quoted, traded or listed on either the New York Stock Exchange or The NASDAQ Global Select Market (or their respective successors).

Fission Method:
The Calculation Agent shall adjust the terms of the Transaction such that, as of the ex-dividend date for such Spin-off, the Transaction shall be considered two separate Transactions, each with terms identical to the original Transaction (the “Original Transaction”), except that: (i) the “Shares” for the Original Transaction (the “Original Shares Transaction”) shall be the Original Shares and the “Shares” for the other transaction (the “Spin-off Shares Transaction”) shall be the Spin-off Shares, (ii) the Number of Shares for each Component of the Original Shares Transaction shall remain unchanged from the Number of Shares for each Component of the Original Transaction, (iii) the Number of Shares for each Component of the Spin-off Shares Transaction shall equal the product of (A) the Number of Shares for the relevant Component of the Original Transaction (as in effect immediately prior to the ex-dividend date for such Spin-off) and (B) the number of Spin-off Shares that a holder of one share of Original Shares would have owned or been entitled to receive in connection with such Spin-off (provided, that the Calculation Agent may add Components and make adjustments to the Number of Shares for any Component of the Spin-off Shares Transaction in order to account for expected liquidity with respect to the Spin-off Shares), and (iv) the Forward Floor Price and the Forward Cap Price for each of the Original Shares Transaction and the Spin-off Shares Transaction shall be adjusted by the Calculation Agent to reflect the relative market values per share and dividend practices of the Original Shares and the Spin-off Shares immediately following the ex-dividend date for such Spin-off, as determined by the Calculation Agent such that the sum of the Forward Floor Prices and Forward Cap Prices, respectively, of the Original Shares Transaction and the Spin-off Shares Transaction will equal the Forward Floor Price and Forward Cap Price, respectively, of the Original Transaction; provided, however, that the Calculation Agent may make additional adjustments to the Forward Floor Price and the Forward Cap Price for each of the Original Shares Transaction and the Spin-off Shares Transaction to account for changes in the theoretical fair value of the Transaction as if Calculation Agent Adjustment for Share Adjustments (as modified under this Confirmation) applied (including, without limitation, adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Original Shares, the Spin-off Shares, the Original Shares Transaction or to the Spin-off Shares Transaction). Following the application of this Fission Method provision, this Confirmation shall apply in all respects (except as provided above) to both the Original Shares Transaction and the Spin-off Shares Transaction as if each were a separate Transaction under the Agreement.

Extraordinary Events:
Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Component Adjustment

Tender Offer:
Applicable; provided, however, that the definition of “Tender Offer”, “Tender Offer Date” and “Announcement Date” in Section 12.1 of the Equity Definitions are each amended by adding after the words “voting shares” the words “, voting power or Shares”.

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Composition of Combined Consideration:
Not Applicable: provided that, notwithstanding Sections 12.1 and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be determined by a holder of the Shares, the Calculation Agent will determine such composition.

Announcement Event:
(i) The public announcement by any entity of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (y) any acquisition or disposition or combination thereof by the Issuer or any of its subsidiaries where the aggregate consideration exceeds USD 1.25 billion (an “Acquisition Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or an Acquisition Transaction, (ii) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertakings, that the Calculation Agent determines is reasonably likely to result in a Merger Event, a Tender Offer or an Acquisition Transaction or (iii) any subsequent public announcement by any entity of a withdrawal, discontinuation, termination or other change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii)  of this sentence, as determined, in each case, by the Calculation Agent (whether such announcement is made by the Issuer or a third party).  For purposes of this definition of “Announcement Event,” the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein and starting with “, in each case” shall be disregarded.

Consequences of Announcement Events:
Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions, but solely for purposes of accounting for the economic effect of changes in the volatility or liquidity of the Shares during the period from the date of the Announcement Event to the Merger Date, Tender Offer Date or date of the Acquisition Transaction (or, if earlier, the relevant Valuation Date) on the theoretical value of the Transaction; provided that references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event” and the Calculation Agent may make (i) one such adjustment following the Announcement Event and (ii) one further such adjustment on the earliest to occur of (x) the date on which the transaction or intention described in such Announcement Event (as modified herein) is withdrawn, discontinued or terminated, (y) the relevant Valuation Date and (z) any Early Termination Date (whether following an Event of Default or otherwise) or other date of cancellation or termination in respect of the Transaction (the “Announcement Event Adjustment Date”); provided, further that any adjustment made on the Announcement Event Adjustment Date will be made only to reflect the cumulative economic effect of such changes in volatility or liquidity on the Transaction of the Announcement Event and will be made without duplication of, and will not be duplicated in, any other adjustment or cancellation valuation made pursuant to this Confirmation, the Equity Definitions or the Agreement.  An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

New Shares:
In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on either the New York Stock Exchange or The NASDAQ Global Select Market (or their respective successors)”.

Nationalization, Insolvency or Delisting:
Cancellation and Payment; provided, however, that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange for the Shares is located in the United States and such Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange or The NASDAQ Global Select Market (or their respective successors); if such Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange for such Shares.

Additional Disruption Events:

Change in Law:
Applicable; provided that Section 12.9(a)(ii) is hereby amended by (w) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or announcement or statement of, the interpretation (whether or not formally published),” (x) adding the words “or any Hedge Positions” after the word “Shares” in the clause (X) thereof, (y) immediately following the word “Transaction” in Section 12.9(a)(ii)(X) of the Equity Definitions, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (z) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating,” after the word “obligations” in clause (Y) thereof provided, further, that the parties agree that for purposes of Section 12.9(a)(ii) of the Equity Definitions, “any applicable law or regulation” includes the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (as may be amended or supplemented from time to time), any rules and regulations promulgated thereunder, any similar law or regulation and any adoption or promulgation of new regulations authorized or mandated by existing statute, and the consequences specified in Section 12.9(b)(i) of the Equity Definitions shall apply to any Change in Law arising from any such act, rule or regulation.

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Hedging Party:	CS

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	As set forth in Appendix I hereto

Hedging Party:	CS

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	As set forth in Appendix I hereto

Hedging Party:	CS

Free Float Reduction Event:
A reduction in the Free Float of the Shares, such that the Total Number of Shares exceeds 30% of the Free Float.  Upon the occurrence of a Free Float Reduction Event, the Hedging Party may elect, while such Free Float Reduction Event is continuing and upon notice to the Non-Hedging Party, to terminate that portion of the Transaction necessary to eliminate the continuance of the Free Float Reduction Event, as determined by the Hedging Party, in which event, the Determining Party will then determine the Cancellation Amount payable by one party to the other in respect of such terminated portion of the Transaction.  For purposes of the Free Float Reduction Event: (i) “Free Float” means the total number of outstanding Shares issued and outstanding minus the total number of Shares directly or indirectly owned by Insiders (including Shares underlying any synthetic long positions via cash- or physically-settled derivative contracts); and (ii) “Insider” means (1) the Issuer (but in determining the number of Shares directly or indirectly owned by the Issuer, excluding any Shares held as treasury shares), (2) any person or entity who holds a seat on the Issuer’s board of directors, (3) Counterparty and its affiliates, (4) any other holder of more than 10% of the outstanding Shares that is neither a registered investment company under the Investment Company Act of 1940, as amended, nor engaged primarily in the business of making investments in securities, or (5) any person or entity that has publicly announced  an intention to take any of the actions referenced in clauses (b) through (j) of Item 4 of Schedule 13D.

Hedging Party:	CS

Determining Party:	For all Extraordinary Events and Additional Disruption Events, CS

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Suspension Day:
Any day (i) on which for any reason, the prospectus contemplated by the Underwriting Agreement ceases to satisfy the requirements of the Underwriting Agreement, (ii) on which CS has not received the deliverables contemplated by Section 4 (Certain Agreements of the Issuer, CS and the Counterparty) of the Underwriting Agreement or with respect to which the Issuer has not satisfied its obligations under Section 4 (Certain Agreements of the Issuer, CS and the Counterparty) of the Underwriting Agreement, in each case in form and substance satisfactory to CS, (iii) on which CS reasonably believes, based on advice of counsel, that there is a material risk the registration statement contains a material misstatement or omission or (iv) during an Interruption Period (as defined in the Underwriting Agreement).

Determinations:
All calculations, adjustments and determinations made by the Calculation Agent, Hedging Party or Determining Party, as the case may be, shall be made in good faith and in a commercially reasonable manner.  Upon the occurrence of an event that would permit CS to make a calculation, adjustment and/or determination hereunder in its capacity as the Calculation Agent, Hedging Party or Determining Party or pursuant to Section 2(c)(ii) or (iii) of this Confirmation, prior to making such calculation, adjustment or determination, provided that no Event of Default has occurred and is continuing with respect to Counterparty and, unless CS notifies Counterparty that the proposed calculation, adjustment or determination will not affect CS’s hedging activity relating to the Shares or the Issuer, Counterparty has provided a written certification that it is not aware of any material nonpublic information concerning the Shares, or the business, operations or prospects of the Issuer, CS shall use reasonable efforts to consult with Counterparty regarding such calculation, adjustment or determination.  The foregoing shall not limit the rights of CS to make at any time, or delay CS in making at any time, such calculation, adjustment or determination.  Upon request of  Counterparty, CS shall, as promptly as practicable, provide Counterparty a report displaying in reasonable detail the basis for such calculation, adjustment or determination (including assumptions used therein), provided that CS shall not be obligated to disclose any proprietary or confidential information.

Optional Early Unwind:
Counterparty may request to terminate any Tranche of this Transaction (in whole or in part and specifying whether such request is to terminate such Tranche or Tranches with consideration to be delivered in cash or, to the extent the termination consideration would be payable by Counterparty to CS, book-entry Shares) on any Scheduled Trading Day prior to the first scheduled Valuation Date for such Tranche, in which case CS shall use reasonable efforts to provide Counterparty with a good faith firm quotation for the termination consideration to be delivered in cash or book-entry Shares, as applicable (or methodology for determining such termination consideration, including with respect to CS’s ability to unwind any hedging transactions related to the Transaction, taking into account any book-entry Shares that CS would receive from Counterparty as consideration for such Optional Early Unwind of such Tranche (or the relevant portion thereof)), and the time period for which such quotation will remain firm, it being understood that CS may condition such quotation on execution of documentation in form and substance satisfactory to CS containing such representations and agreements as CS shall determine appropriate in the circumstances.

2.	Certain Conditions and Adjustments.

(a)          The obligations of CS under this Transaction are subject to the satisfaction (or waiver by CS, such waiver to be provided in writing) of the following conditions:

(i)          the execution of this Confirmation;

(ii)          the representations and warranties of Counterparty contained herein, in the Agreement (including as may be modified and supplemented herein) and in each Credit Support Document shall be true and correct as of the Trade Date;

(iii)          Counterparty shall have performed all of the covenants and obligations to be performed by Counterparty on or prior to the Trade Date hereunder, under the Agreement (including as may be modified and supplemented herein) and under each Credit Support Document;

(iv)          Counterparty shall have appointed a Process Agent, and shall have provided CS with written evidence of such appointment in form and substance satisfactory to CS;

(v)          all of the conditions set forth in Section 5 of the Underwriting Agreement (Conditions of the Obligations of the Underwriter and CS) shall have been satisfied (or shall have been waived by the Underwriter and CS (each, as defined in the Underwriting Agreement));

(vi)          the representations and warranties of Counterparty and Issuer contained in the Underwriting Agreement and any certificate delivered pursuant thereto by Counterparty or Issuer shall be true and correct on the Trade Date as if made on the Trade Date;

(vii)          each of Counterparty and Issuer shall have performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Trade Date;

(viii)          CS shall have received opinions from counsel to Counterparty upon entry into the Transaction, in Italy and New York, in each case in form and substance reasonably satisfactory to CS;

(ix)          CS shall have received an Issuer Acknowledgment Letter from the Issuer with respect to the Transaction substantially in the form attached hereto as Exhibit I; and

(x)          CS shall have received a Companies Register Certificate with respect to Counterparty, dated not earlier than five Scheduled Trading Days prior to the Trade Date.

(b)          If delivery of the Offered Securities (as defined in the Underwriting Agreement) has not occurred by the Closing Date (as defined in the Underwriting Agreement), the parties shall have no further obligations in connection with the Transaction, other than in respect of breaches of representations or covenants on or prior to such date.

(c)          If delivery of the Offered Securities (as defined in the Underwriting Agreement) has occurred by the Closing Date (as defined in the Underwriting Agreement):

(i)          CS shall use good faith efforts to complete (or cause its affiliates to complete) the sale of a number of Shares equal to the Total Number of Shares during the period from the Trade Date to (and including) the earlier of the final day of the Effectiveness Period (as defined in the Underwriting Agreement) and nine (9) months (such period, the “Sales Period”).

(ii)          If at any time on any day on or after the Closing Date and during the Sales Period, (1) CS determines that the number of Shares CS and/or its affiliates theoretically would be short in order to hedge the equity price risk of the Transaction (such number of Shares, the “Theoretical Delta”) exceeds the total number of Shares then sold pursuant to the registration statement as contemplated in the Underwriting Agreement and (2) such day is a Suspension Day, then CS shall notify Counterparty of the existence of such excess delta and CS shall have the right to adjust the terms of the Transaction as it determines appropriate to preserve the fair value of the Transaction (including, without limitation, adjusting for CS’s and/or its affiliates’ losses, if any, resulting from their inability to hedge their position in relation to the Transaction based on the Theoretical Delta during that time), including, as appropriate, by adjusting the Forward Floor Price, Forward Cap Price and/or requiring an adjustment to the Prepayment Amount.

(iii)          If, as of the end of the Sales Period, CS and/or its affiliates have, in connection with the Transaction, sold a number of Shares pursuant to the registration statement as contemplated by the Underwriting Agreement that is less than the Total Number of Shares (such number of Shares, the “Sold Number of Shares”) for any reason, then CS may notify Counterparty that it will reduce the Total Number of Shares hereunder to the Sold Number of Shares (in which case the Number of Shares for each Component shall be proportionally reduced) and make any other adjustments to the terms of the Transaction as it determines appropriate to reflect such reduction (including, for the avoidance of doubt, to the Forward Floor Price, the Forward Cap Price or the Prepayment Amount).

3.	Other Provisions:

(a)          Additional Representations and Agreements.  Counterparty represents and warrants to and for the benefit of, and agrees with, CS as of the Trade Date; in the case of clauses (vi), (x), (xii) and (xiv), the date on which Counterparty designates a Funding Date (if any); and, in the case of clauses (i), (ii), (vi), (viii), (xi) and (xii) below, any date Counterparty elects Physical Settlement or Modified Physical Settlement, as follows:

(i)          Counterparty is not entering into the Transaction, and will not take any action or make any election or deemed election in connection with the Transaction, to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of applicable law.

(ii)          Counterparty is not entering into the Transaction, and will not take any action or make any election or deemed election in connection with the Transaction, “on the basis of” (as defined in Rule 10b5-1(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) any material nonpublic information concerning the Shares or the business, operations or prospects of the Issuer.

(iii)          Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended).

(iv)          Counterparty is (A) an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), (B) is entering into the Transaction for its own account and not with a view to distribution and (C) understands and acknowledges that the Transaction has not and will not be registered under the Securities Act.

(v)          Counterparty is not, and after giving effect to the Transaction, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vi)          The Transaction (A) does not and will not conflict with or exceed the authority granted under Counterparty’s organizational documents or under any resolutions of the board of directors of Counterparty authorizing the Transaction or Counterparty’s delivery of the Shares or any other collateral under the Security Agreement, the Supplement or the Annex, or (B) is not prohibited or restricted by and will not result in a breach of or constitute a default with respect to any legal, regulatory or contractual restriction or undertaking binding on Counterparty, its affiliates or subsidiaries, it being understood that this clause (B) shall not apply to the pledge of Shares until the Security Agreement is executed and shall not apply to Physical Settlement or Modified Physical Settlement until Counterparty has satisfied or purported to satisfy the Physical Settlement Conditions.

(vii)          Counterparty agrees that neither it nor any “affiliated purchaser” (as defined in Regulation M (“Regulation M”) promulgated under the Exchange Act) will, directly or indirectly, bid for, purchase or attempt to induce any person to bid for or purchase, the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares during any “restricted period” as such term is defined in Regulation M arising from the transactions contemplated by the Underwriting Agreement.

(viii)          No Transaction hereunder shall violate any corporate policy of the Issuer (including, but not limited to, any window period policy) or other rules or regulations of the Issuer applicable to Counterparty or any of its affiliates.

(ix)          The assets used in connection with the execution, delivery and performance of the Agreement and the Transaction are not and will not be the assets of (A) an “employee benefit plan” (with the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, (B) a plan described in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)  to which Section 4975 of the Code applies or (C) an entity whose underlying assets include “plan assets” by reason of Department of Labor regulation section 2510.3-101 (as modified by Section 3(42) of ERISA) or otherwise.

(x)          Without limiting the representations contained in Section 3(a)(iii) of the Agreement, Counterparty represents that the execution, delivery and performance of this Confirmation, and any other documentation relating to the Agreement to which Counterparty or any of its affiliates is a party do not violate or conflict with any of the terms or provisions of any stockholders’ agreement, registration rights agreement, confidentiality agreement, merger agreement or other agreement binding on Counterparty or its affiliates or affecting Counterparty, its affiliates or any of their respective assets.

(xi)          Counterparty is and will be in compliance with Counterparty’s reporting obligations under the Exchange Act with respect to the Transactions, including, without limitation, Section 13(d) and Section 13(g) of the Exchange Act, and Counterparty will provide CS with a copy of any report filed thereunder in respect of the Transaction promptly upon filing thereof.

(xii)          Counterparty is Solvent.  For purposes of this representation, “Solvent” means with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of Counterparty is not less than the total amount required to pay the liabilities of Counterparty on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) Counterparty is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming consummation and settlement of the Transaction contemplated on such date, Counterparty is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature and would not otherwise be rendered insolvent, (D) Counterparty is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which Counterparty is engaged, (E) Counterparty is not a defendant in any civil action that could reasonably be expected to result in a monetary judgment that Counterparty is or would become unable to satisfy and (F) Counterparty is not in a situation to which Article 2447 of the Royal Decree no. 262 of March 16, 1942 as amended from time to time (the “Italian Civil Code”) apply.

(xiii)          Prior to the satisfaction (or waiver by CS) of the Collateral Requirement pursuant to either clause (i) or (ii) thereof, with respect to any Shares of which Counterparty or its affiliates (other than the Issuer) is the legal or beneficial owner, Counterparty shall not, and shall cause its affiliates to not, (1) create or permit to exist any lien (other than under the Security Agreement and the Annex) on such Shares, (2) with respect to a number of Shares equal to the Total Number of Shares, not create any Transfer Restriction on such Shares (other than by virtue of the status of Counterparty as an “affiliate” of the Issuer), (3) sell, transfer or otherwise dispose of, or grant any option with respect to, such Shares (other than pursuant to this Confirmation and the Security Agreement), (4) enter into or consent to any agreement or arrangement (x) that restricts in any manner the rights of any present or future owner of such Shares with respect thereto (other than this Confirmation or the Security Agreement) or (y) pursuant to which any person other than Counterparty, CS and any securities intermediary through whom any of such Shares is held (but in the case of any such securities intermediary only in respect of Shares held through it) has or will have control in respect of any such Shares, in each case, other than those disclosed to CS in writing as of the Trade Date or (5) cause, or be subject to, pursuant to applicable Italian laws, any event of an analogous effect to any of the events specified in clauses (1) to (4) (inclusive) including, without limitation, the creation of (x) a pegno or usufrutto pursuant to Article 2352 of the Italian Civil Code or (y) a patrimonio destinato ad uno specifico affare pursuant to Article 2447-bis of the Italian Civil Code.

(xiv)          Counterparty represents that Counterparty’s obligations under this Confirmation, the Agreement and any Credit Support Document are either pari passu or senior to all Specified Indebtedness or other obligations of Counterparty (other than those obligations that have seniority to the obligations of Counterparty pursuant to this Confirmation, the Agreement or any Credit Support Document as a matter of law (“Permitted Senior Obligations”)).

(xv)          Following the Trade Date and prior to the satisfaction (or waiver by CS) of the Collateral Requirement pursuant to either clause (i) or (ii) thereof, Counterparty shall not incur and shall not permit its Covered Subsidiaries to incur any Borrowed Specified Indebtedness if as a result thereof the aggregate outstanding principal amount of Borrowed Specified Indebtedness other than Permitted Subordinated Indebtedness of Counterparty and its Covered Subsidiaries would exceed EUR 900 million and shall not modify nor permit such Covered Subsidiaries to modify any of its existing or future Borrowed Specified Indebtedness (including, for the avoidance of doubt, Permitted Subordinated Indebtedness) or other obligations (other than Permitted Senior Obligations incurred in the ordinary course of its or its subsidiaries’ business) in any manner, either directly or indirectly (including by direct or indirect transfer of such Borrowed Specified Indebtedness or such other obligations to any subsidiary of Counterparty), that would cause such Borrowed Specified Indebtedness or other obligations (other than such Permitted Senior Obligations) to have priority (whether contractual, structural or otherwise) over CS’s claim in respect of obligations pursuant to this Confirmation, the Agreement or any Credit Support Document.  As used herein,

“Borrowed Specified Indebtedness” means Specified Indebtedness (solely as defined in clause (a) of the definition thereof in Section 4(a) of this Confirmation below) of Counterparty or of a Covered Subsidiary that is guaranteed by Counterparty or that otherwise provides direct recourse to Counterparty or assets of Counterparty.

“Covered Subsidiary” means a subsidiary of Counterparty (other than the Issuer or any direct or indirect subsidiaries of the Issuer in which Counterparty’s only ownership interest is through its direct or indirect ownership interest in the Issuer).

“Permitted Subordinated Indebtedness” means any Borrowed Specified Indebtedness incurred directly by Counterparty and owed either to a wholly owned Covered Subsidiary or to persons that are equityholders in Counterparty and, in each case, that is by its terms subordinated in all respects (including, without limitation, in right or priority of payment and with respect to claims whether or not upon liquidation, dissolution, reorganization or winding up of Counterparty) to the obligations of Counterparty pursuant to this Confirmation, the Agreement or any Credit Support Document and to all other Borrowed Specified Indebtedness except other Permitted Subordinated Indebtedness and that is, in aggregate, in an amount no greater than EUR 400 million.

(xvi)          Counterparty shall use its commercially reasonable efforts to obtain within one year following the Trade Date all Gaming Approvals of the Gaming Authorities in Specified Gaming Jurisdictions required for Counterparty to satisfy clause (i) of the Collateral Requirement; provided Counterparty shall have no liability to CS (and it shall not be an Event of Default) if it shall fail to obtain such Gaming Approvals so long as it satisfies clause (ii) of the Collateral Requirement.

“Gaming Authority” or “Gaming Authorities” means any regulatory authority or agency, or any governmental body, in each case in the Specified Gaming Jurisdictions set forth in Appendix II or any other regulatory authority or agency, or other governmental body in any jurisdiction (domestic or foreign), in each case that has, or may at any time after the Trade Date have, jurisdiction over the gaming activities of the Issuer or any of its subsidiaries or affiliate companies or the Counterparty’s interest, either direct or indirect, therein.  “Gaming Approval” means any authorization, consent, approval, order, license, franchise, accreditation, permit, finding of suitability, filing, registration, or qualification required by any Gaming Authority or under any (w) provisions of state, federal or local laws (whether domestic or foreign) governing the gaming activities of the Issuer or any of its subsidiaries or affiliate companies or the Counterparty’s interest, either direct or indirect, therein, (x) any rules or regulations of any Gaming Authority promulgated thereunder, as amended from time to time, (y) any applicable policies, procedures and positions adopted, implemented or enforced by any Gaming Authority, whether formal or informal, and (z) any other laws, statutes, rules, rulings, orders, ordinances, regulations and other legal requirements of any Gaming Authority (clauses (w) through (z), “Gaming Laws”).

(xvii)          Counterparty shall promptly pay all costs and expenses requested by the Issuer that are required to be paid by Counterparty pursuant to  any Issuer Acknowledgment Letter executed in connection with the Transaction.

(b)          Interpretive Letter.  The parties intend for this Confirmation to constitute a “Contract” as described in the letter dated October 6, 2003 submitted by Robert W. Reeder and Leslie N. Silverman to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated October 9, 2003 (the “Interpretive Letter”).

(c)          Additional Events of Default.  It shall be an Event of Default under the Agreement with respect to Counterparty if:

(i)          a Transaction Enforcement Event, as defined in the Supplement, shall have occurred; or

(ii)          any legal proceeding or regulatory or other governmental action shall have been instituted or taken, that in the reasonable judgment of CS calls into question the validity or binding effect of any agreement of Counterparty hereunder (including, for the avoidance of doubt, any Credit Support Document) or under the Agreement.

(d)          Covenants and Additional Termination Events.  (i) Neither Counterparty nor its affiliates shall enter into any Hedging Structure with respect to the Shares or other common or ordinary Shares of the Issuer, unless Counterparty or its affiliate (as applicable) shall have first given CS at least 20 Scheduled Trading Days’ prior written notice of its intent to enter into such Hedging Structure and CS has provided its written consent to Counterparty’s or its affiliate’s entry into such Hedging Structure.  The parties acknowledge and agree that CS may deny Counterparty’s or its affiliate’s request if in CS’s reasonable determination Counterparty’s or its affiliate’s entry into such Hedging Structure will materially increase CS’s cost or risk of hedging the Transaction or otherwise materially and adversely affect the theoretical value of the Transaction, including, without limitation, by altering the volatility or liquidity of the Shares or the availability of stock borrow. It shall constitute an Additional Termination Event under the Agreement with Counterparty as the sole Affected Party if Counterparty or any of its affiliates enters into or has outstanding at any time Hedging Structures relating to the Shares or other common or ordinary shares of the Issuer.  “Hedging Structure” means a hedging or monetization transaction (other than this Transaction) including, without limitation, any collar, forward, swap, variable forward, exchangeable security or other transaction that would be considered a “put equivalent position” as defined in Rule 16a-1(h) under the Exchange Act; provided that neither a cash market sale of Shares nor a Merger Event shall constitute a Hedging Structure.  For purposes of this paragraph (d)(i), “affiliates” of Counterparty shall not include the Issuer or any direct or indirect subsidiaries of the Issuer in which Counterparty’s only direct or indirect ownership interest is through its ownership interest in the Issuer.

(ii) It shall constitute an Additional Termination Event under the Agreement with Counterparty as the sole Affected Party if, in connection with CS being party to the Transaction or acquiring, establishing, reestablishing, substituting, maintaining, unwinding or disposing of any Hedge Position, CS or its affiliates and/or any of their employees, officers or directors (together, the “CS Group”), in the reasonable judgment of CS, (i) are required by applicable Gaming Law or requested by a relevant Gaming Authority or any other governmental body in connection with a lottery contract or concession (a “Lottery-Concession Authority”) to register or make filings with or provide notification or information to any Gaming Authority or other Lottery-Concession Authority and such registration, filings or notification or the provision of such information would create an Undue Burden or (ii) would incur material additional risk, liability or cost as a result of having to comply with any applicable Gaming Laws or other laws or regulations promulgated or administered by a Lottery-Concession Authority (such additional risk, liability or cost, “Additional Cost”).

An “Undue Burden” means (x) any injury to the business or reputation of any member of the CS Group or (y) disclosure of confidential or sensitive information of any member of the CS Group, in each case, that could result from the obligations set forth in clause (i) above.  Notwithstanding the foregoing, if both Counterparty and the Issuer agree to use good faith commercially reasonable efforts to prevent the imposition upon any member of the CS Group of an Undue Burden or Additional Cost that has not yet become applicable or been incurred, CS shall not be entitled to designate an Early Termination Date in respect of such Additional Termination Event until after (x) CS has used commercially reasonable efforts to cooperate with the relevant Gaming Authority or Lottery-Concession Authority, Issuer and Counterparty so that such Undue Burden or Additional Cost, as applicable, would not become applicable or be incurred and (y) the Undue Burden or Additional Cost, as applicable, remains despite the use of such commercially reasonable efforts during a period of 120 days (or a shorter period of time if such Undue Burden or Additional Cost would become applicable with respect to or incurred by the relevant member or members of the CS Group within such shorter period of time and CS, the Counterparty and the Issuer are unable, using commercially reasonable efforts, to extend such shorter period of time).  Notwithstanding anything contained in the foregoing to the contrary, a request by a Gaming Authority or Lottery-Concession Authority for a corporate filing that does not require any member of the CS Group to provide any non-public information of any member of the CS Group, such as a routine institutional investor application not requiring any such non-public information, shall not alone be considered an Undue Burden, but it shall constitute an Additional Termination Event under the Agreement with Counterparty as the sole Affected Party if such routine corporate filing requires any approval, authorization or other action by such Gaming Authority or Lottery-Concession Authority and such approval, authorization or action is not provided or taken (as applicable) within 120 days of submission, provided, however, that, without limiting CS’s rights hereunder, CS agrees to use commercially reasonable efforts to respond to any reasonable request by such Gaming Authority or Lottery-Concession Authority for additional information regarding such filing if such request is made within such 120 days and would not require CS to provide any non-public information of any member of the CS Group nor impose, in the reasonable judgment of CS, an Undue Burden or Additional Cost.

(e)          Amendments to Equity Definitions.  The following amendments shall be made to the Equity Definitions:

(i)          The first paragraph of Section 11.2(c) of the Equity Definitions is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the method of adjustment in the Confirmation of a Share Transaction or Share Basket Transaction, then following any announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the Shares or the Transaction and, if so, may make appropriate adjustments to any one or more of the Total Number of Shares, the Number of Shares for any Component, the Forward Floor Price, the Forward Cap Price, any Relevant Price, any Settlement Price, any Number of Shares to be Delivered, any Forward Cash Settlement Amount and any other variable relevant to the valuation, settlement or payment terms of such Transaction”, and the sentence immediately preceding Section 11.2(c)(ii) is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;

(ii)          Sections 11.2(a) and 11.2(e)(vii) of the Equity Definitions are hereby amended by deleting the words “diluting or concentrative” and replacing them with “material” and by adding “or the Transaction” after “relevant Shares”;

(iii)          Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); (B) replacing “will lend” with “lends” in subsection (B); (C) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and (D) replacing the words “the Transaction” in the penultimate sentence with the words “that portion of the Transaction that the Hedging Party determines necessary to eliminate the continuance of the Loss of Stock Borrow”; and

(iv)           Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) inserting the phrase “from time to time but no more than once in any one-month period (unless the amount due at such time exceeds $250,000, in which case the Hedging Party can require an additional payment date)” following the phrase “Hedging Party” in clause (B); (B) inserting at the end of clause (C), “provided that at the time of an election under clause (C), Counterparty shall have provided a written certification that it is not aware of any material nonpublic information concerning the Shares, or the business, operations or prospects of the Issuer”; and (C) deleting (i) clause (X) and (ii) “or (Y)” in the final sentence.

(f)          No Condition of Confidentiality.  Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(g)          Securities Contract.  The parties hereto agree and acknowledge that it is intended that (i) CS is a “financial institution,”  “swap participant” and “financial participant”  within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”), (ii) the Custodian (as defined in the Annex and the Supplement) is a “stockbroker” within the meaning of Section 101(53A) of the Bankruptcy Code and (iii) the Custodian is acting as agent and custodian for CS in connection with the Transaction and that CS is a “customer” of the Custodian within the meaning of Section 741(2) of the Bankruptcy Code.  The parties hereto further agree and acknowledge that it is intended that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, (B) the Security Agreement, Annex and Supplement are each a “security agreement or arrangement” or other “credit enhancement” that forms a part of and is related to such “securities contract” and such “swap agreement” within the meaning of Section 362(b) of the Bankruptcy Code, and (C) CS is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(h)          The parties hereto further agree and acknowledge that they intend that for purposes of Directive 2002/47/EC of the European Parliament and of the Council of June 6, 2002 on financial collateral arrangements (the “EU Financial Collateral Directive”) and Italian Legislative Decree no. 170 of May 21, 2004 (i) the Pledged Shares, the Alternative Collateral and the Posted Collateral constitute “financial collateral”, (ii) each Credit Support Document constitutes a “financial collateral arrangement” and (iii) the Transaction constitutes an “arrangement of which a financial collateral arrangement forms part”.

(i)          Certain Authorized Transfers. Neither CS nor Counterparty may assign its rights or delegate its obligations under the Transaction except with the prior written consent of the other party, and any purported assignment without such consent shall be void and of no effect; provided that CS may, without Counterparty’s consent, assign all of its rights and delegate all of its obligations hereunder to a Qualifying Affiliate, provided that (i) such Qualifying Affiliate has equal or greater credit quality than CS at the time of such assignment or delegation; (ii) Counterparty will not be required to pay to such Qualifying Affiliate an amount in respect of taxes greater than the amount in respect of taxes which Counterparty would have been required to pay to CS in the absence of such assignment or delegation; (iii) Counterparty will not receive a payment from which an amount has been withheld or deducted on account of taxes in excess of that which CS would have been required to so withhold or deduct in the absence of such assignment or delegation, unless such Qualifying Affiliate were to agree to make additional payments such that Counterparty receives the same amount as it would have received from CS;

(iv) such Qualifying Affiliate will be required to make the appropriate payee tax representations for the purpose of Section 3(f) of this Agreement, as applicable; (v) without limiting clauses (ii)-(iv) above, except in the case of a transfer pursuant to Section 3(o)(vi) below, (x) the transfer does not otherwise result in any material adverse tax consequences to Counterparty or (y) CS has requested, reasonably in advance of a proposed transfer to a specified Qualifying Affiliate, Counterparty to identify in reasonable detail a material adverse tax consequence that would result from such transfer and either (1) Counterparty does not promptly so identify such a consequence or (2) Counterparty does so promptly identify such a consequence and CS agrees to indemnify or reimburse Counterparty for such consequence on terms and conditions reasonably satisfactory to Counterparty; (vi) the transfer does not result in an Event of Default, Potential Event of Default, Termination Event or otherwise breach the Agreement; and (vii) the transfer does not subject Counterparty to any adverse regulatory consequences or require registration of Counterparty with any governmental or regulatory authority, in each case of this clause (vii), that would not otherwise be applicable if the transferee were a financial institution located or organized in any of the member states of the European Union.  As used in this Section 3, “Qualifying Affiliate” means an Affiliate of CS (wherever located) that is subject to Italian withholding tax rules and exemptions that would apply (or are equivalent to those that would apply) to a credit institution established in any of the member states of the European Union.

(j)          Designation by CS.  CS (the “Designator”) may designate any of its affiliates (the “Designee”) to deliver or take delivery, as the case may be, and otherwise perform its obligations to deliver or take delivery of, as the case may be, any Shares in respect of this Transaction, and the Designee may assume such obligations and the obligations of CS under this Confirmation with respect to such Shares.  Such designation shall not relieve the Designator of any of its obligations hereunder or impose any additional obligations on Counterparty.  Notwithstanding the previous sentence, if the Designee shall have performed the obligations of the Designator hereunder, then the Designator shall be discharged of its obligations to Counterparty to the extent of such performance.

(k)          Netting and Set-off.

(i)          If on any date cash would otherwise be payable or Shares or other property would otherwise be deliverable hereunder or pursuant to the Agreement or any Credit Support Document by CS to Counterparty and by Counterparty to CS and the type of property required to be paid or delivered by each such party on such date is the same, then, on such date, if the aggregate amount that would be payable or deliverable by one such party exceeds the aggregate amount that would be payable or deliverable by the other such party, the amount due shall be reduced to a single obligation equal to the excess of the larger aggregate amount over the smaller aggregate amount, payable or deliverable by the party by whom the larger aggregate amount would have been payable or deliverable to the other party.

(ii)          In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise (including, without limitation, in Section 6(f) of the Agreement), upon the occurrence and during the continuance of a Transaction Enforcement Event (as defined in the Supplement), CS shall have the right to terminate, liquidate and otherwise close out the Transaction, all other Transactions contemplated by the Agreement, the Confirmation (as supplemented by the Supplement, if applicable), the Security Agreement, and any other Credit Support Document pursuant to the terms hereof and thereof, and to set off any obligation that CS may have to Counterparty hereunder or thereunder, including without limitation any obligation to make any release, delivery or payment to Counterparty pursuant to the Agreement, any Credit Support Document or any other such agreement, against any right CS may have against Counterparty, including without limitation any right to receive a payment or delivery pursuant to any provision of the Agreement, the Confirmation (as supplemented by the Supplement, if applicable), the Security Agreement, and any Credit Support Document and any such other agreement or hereunder.  In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off in kind.  In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor’s option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation.  In determining the value of any obligation to release or deliver Shares or any right to receive Shares, the value at any time of such obligation or right shall be determined by reference to the market value of the Shares at such time, as determined by the Calculation Agent.  If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

(l)          Indemnity.  Counterparty hereby agrees to indemnify and hold harmless CS, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (CS and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages, costs, expenses and liabilities, joint or several, in each case on an after-tax basis, to which such Indemnified Party may become subject, and relating to or arising out of or in connection with any action, suit, proceeding, investigation or inquiry brought by or against any person in connection with any matter referred to in the Agreement, the Confirmation (including the Security Agreement and the Supplement) and any Credit Support Document relating to any Gaming Approval, any Gaming Law or the Issuer’s constituent documents (including in each case any alleged or actual violation thereof).  If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage, cost, expense or liability.  Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, cost, expense or liability is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from an Indemnified Party’s willful misconduct, gross negligence or bad faith in performing its obligations under this Transaction.  Counterparty will reimburse any Indemnified Party for all expenses covered by this indemnity (including reasonable counsel fees and expenses) as they are incurred (after notice) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit, proceeding, investigation or inquiry arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit, proceeding, investigation or inquiry is initiated or brought by or on behalf of Counterparty.  Counterparty also agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in the Agreement, this Confirmation (as supplemented by the Supplement, if applicable), the Security Agreement and any other Credit Support Document relating to any Gaming Approval, any Gaming Law or the Issuer’s constituent documents except to the extent that any such losses, claims, damages, costs, liabilities or expenses incurred by Counterparty result from the gross negligence, willful misconduct or bad faith of the Indemnified Party.  The provisions of this Section 3(l) shall survive any termination or the completion of the Transaction and any assignment and/or delegation of the Transactions shall inure to the benefit of any permitted assignee of CS.

(m)          Beneficial Ownership.  Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall CS be entitled to receive or be deemed to receive, any Shares if, upon such receipt of such Shares by CS, (x) CS, its affiliates and each person subject to aggregation with CS or its affiliates (collectively, and together with any group referenced in clause (y) below, a “CS Person”) under Section 13 of the Exchange Act or, if the Issuer ceases to be a “foreign private issuer” as defined in Rule 3b-4 promulgated under the Exchange Act (a “Foreign Private Issuer”), Section 16 of the Exchange Act and rules promulgated thereunder or under any other federal, state or local (including non-U.S.) laws, regulations, regulatory orders or organizational documents or contracts of the Issuer that are, in each case, applicable to ownership of Shares or (y) any “group” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) that includes (or may be deemed to include) CS or its affiliates, would own, “beneficially own” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder), constructively own, control, hold the power to vote, or otherwise meet a relevant definition of ownership with respect to (A) a number of Shares in excess of 8% of the outstanding Shares (in the case of Section 13 of the Exchange Act or, if the Issuer ceases to be a Foreign Private Issuer, Section 16 of the Exchange Act), or (B) a number of Shares that would give rise to reporting or registration obligations (other than under Section 13 or 16 of the Exchange Act) or other requirements (including obtaining prior approval by a local, state, federal or non-U.S. regulator) of a CS Person, or could result in an adverse effect on a CS Person, as determined by CS in its reasonable discretion (in each case, an “Excess Ownership Position”).  If any delivery owed to CS hereunder is not made, in whole or in part, as a result of the application of this provision, Counterparty’s obligation to effect such delivery shall not be extinguished and Counterparty shall effect such delivery as promptly as practicable after, but in no event later than one Clearance System Business Day after, CS gives notice to Counterparty that such delivery would not result in an Excess Ownership Position.

(n)          Wall Street Transparency and Accountability Act of 2010.  The parties hereby agree that none of (i) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (ii) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of WSTAA or any regulation under the WSTAA, (iv) any requirement under WSTAA nor (v) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, Loss of Stock Borrow, Increased Cost of Stock Borrow, Free Float Reduction Event or other Additional Disruption Event or Illegality (as defined in the Agreement)).

(o)          Tax matters.

(i)          Payer Tax Representations.  For the purpose of Section 3(e) of the Agreement, CS and Counterparty make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Sections 2(e), 6(d)(ii) or 6(e) of the Agreement or amounts payable hereunder (including under this Confirmation) that may be considered to be interest or similar proceeds for Italian or United Kingdom income tax purposes) to be made by it to the other party under the Agreement.  In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(ii)          Payee Tax Representations.  For the purpose of Section 3(f) of the Agreement, CS and Counterparty make the following representations:

(A)          The following representations will apply to CS:

(1)          CS is entering into the Transaction in the ordinary course of its trade as and is a bank for United Kingdom Tax purposes; and it will bring into account payments made and received in respect of each transaction in computing its income for United Kingdom Tax purposes. CS is and will continue to be the beneficial owner of any payment to be made to it under the Agreement (including this Confirmation).

(2)          CS is and will continue to be a credit institution established in an EU Member State that pursuant to article 26, paragraph 5-bis, of Presidential Decree No. 600 of 29 September 1973, as in force at the time of this Transaction, is entitled to receive amounts payable hereunder that may be considered to be interest and similar proceeds for Italian income tax purposes without application of withholding tax, subject to the conditions set forth therein.

(3)          CS is and will continue to be an entity that pursuant to article 5, paragraph 5, of Legislative Decree No. 461 of 21 November 1997, as in force at the time of this Transaction, is entitled to receive amounts payable hereunder without application of the substitute tax which is required by article 5, paragraph 2, of Legislative Decree No. 461 of 21 November 1997, subject to the conditions set forth therein.

(4)          CS is fully eligible for the benefits of the “Business Profits” or “Industrial and Commercial Profits” provision, as the case may be, the “Interest” provision or the “Other Income” provision (if any) of the Specified Treaty with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement (including this Confirmation) and no such payment is attributable to a trade or business carried on by it through a permanent establishment in Italy.

“Specified Treaty” means the income tax treaty between Italy and the United Kingdom.

(B)          The following representations will apply to Counterparty:

Counterparty is fully eligible for the benefits of the “Business Profits” or “Industrial and Commercial Profits” provision, as the case may be, the “Interest” provision or the “Other Income” provision (if any) of the Specified Treaty with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement (including this Confirmation) and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the United Kingdom.

“Specified Treaty” means the income tax treaty between the United Kingdom and Italy.

(iii)          Agreements to Deliver Documents.  For the purpose of Section 4(a)(i) of the Agreement, CS and Counterparty each agrees to deliver, as applicable, (i) in the case of CS, (A) a completed and accurate U.S. Internal Revenue Service Form W-8IMY (or successor thereto) and any applicable attachments (x) promptly upon execution of this Confirmation, (y) promptly upon reasonable demand by the other party and (z) promptly upon learning that any form previously provided has become obsolete or incorrect, and (B) a true, accurate and complete self-declaration form as specified in Appendix III hereto (x) by the Settlement Date or Cash Settlement Payment Date for any Component, (y) promptly upon reasonable demand by the other party and (z) promptly upon learning that any form previously provided has become obsolete or incorrect; (ii) in the case of Counterparty, a complete and accurate U.S. Internal Revenue Service Form W-8BEN-E (or successor thereto) (x) promptly upon execution of this Confirmation, (y) promptly upon reasonable demand by the other party and (z) promptly upon learning that any form previously provided has become obsolete or incorrect; and (iii) any form or document to allow the other party to make payments under this Confirmation without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate promptly upon reasonable demand by the other party.

(iv)          “Tax” as used in this clause (o) and “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include (A) any tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”) and (B) any tax imposed or collected pursuant to Section 871(m) of the Code or any current or future regulations or official interpretation thereof (a “Section 871(m) Withholding Tax”).  For the avoidance of doubt, each of a FATCA Withholding Tax and a Section 871(m) Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for purposes of Section 2(d) of the Agreement.  Counterparty acknowledges and agrees that CS may, at its discretion, treat the Transaction as a “specified notional contract” under Section 871(m) of the Code.

(v)          Deduction or Withholding for Tax. Sections 2(d)(i), 2(d)(i)(4), 2(d)(ii)(1) and the definition of “Tax” are hereby amended by replacing the words “pay”, “paid”, “payment” or “payments” with the words “pay or deliver”, “paid or delivered”, “payment or delivery” or “payments or deliveries”, respectively.

(vi)          For the avoidance of doubt, the withdrawal of the United Kingdom from the European Union shall constitute a Change in Tax Law.  Upon or prior to such a withdrawal, to the extent such a withdrawal would constitute a Tax Event (as defined in the Agreement), CS will use its reasonable best efforts to transfer all of its rights and obligations under the Transaction to a Qualifying Affiliate that regularly engages in equity derivatives transactions with entities similar to Counterparty in a manner that satisfies the requirements of Section 3(i) hereof (other than clause (v) thereof); provided that such efforts will not require CS to incur a loss (excluding immaterial, incidental expenses), unless Counterparty agrees to indemnify or reimburse CS for such loss on terms and conditions reasonably satisfactory to CS.  For the avoidance of doubt, in the event that CS is unable after using reasonable best efforts to effect such a transfer, Counterparty may exercise its rights under Section 6(b)(iv) of the Agreement with no obligation to transfer all of its rights and obligations pursuant to Section 6(b)(ii) of the Agreement.

(p)          GOVERNING LAW.  THIS CONFIRMATION, THE AGREEMENT AND EACH CREDIT SUPPORT DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CHOICE OF LAW RULES THEREOF EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.  THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CONFIRMATION OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(q)          WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CONFIRMATION OR ANY TRANSACTION CONTEMPLATED HEREBY.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS CONFIRMATION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(r)          Service of Process.  The parties irrevocably consent to service of process given in the manner provided for notices in Section 6 below.  Nothing in this Confirmation will affect the right of either party to serve process in any other manner permitted by law.

(s)          Third Party Beneficiaries.  Except as provided in Section 3(l) above, this Confirmation is not intended and shall not be construed to create any rights in any person other than Counterparty, CS, Custodian and their respective successors and assigns and no other person shall assert any rights as third-party beneficiary hereunder.  Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party.  All the covenants and agreements herein contained by or on behalf of Counterparty and CS shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not.

(t)          Amendments.  Any provision of this Confirmation may be amended or waived if, and only if, such amendment or waiver is in writing and signed, and in the case of an amendment, by Counterparty and CS or, in the case of a waiver, by the party against whom the waiver is to be effective.

(u)          Counterparty shall reimburse CS and its affiliates (i) on or prior to the Closing Date, for reasonable expenses of external counsel in connection with the preparation and negotiation of the Transaction and all related documentation, up to a maximum amount separately agreed by the parties hereto; (ii) on or prior to the date on which the Collateral Requirement is satisfied, for reasonable expenses of external counsel in connection with the review and negotiation of the documents contemplated by the Collateral Requirement and all related documentation, up to a maximum amount separately agreed by the parties hereto; and (iii) with respect to each Tranche, for reasonable expenses of external counsel in connection with the review and negotiation of the documents contemplated by the Physical Settlement Condition and all related documentation, up to a maximum amount separately agreed by the parties hereto.

(v)          European Directive 2014/59/EU Provisions.

(1) Subject to subparagraph (2) below, the parties agree that the provisions set out below in this bail-in clause shall be included in the Agreement in accordance with this Confirmation and references to “Agreement” in this bail-in clause (except this sub-paragraph (1)) should be construed as a reference to that deemed agreement.

(2) The terms set out below in this bail-in clause shall not apply to an Agreement to the extent it is a Protocol Covered Agreement within the meaning of the Protocol.

Part I.  Contractual Recognition of Bail-in

(i)          Counterparty acknowledges and accepts that liabilities arising under the Agreement (other than Excluded Liabilities) may be subject to the exercise of the Bail-in Power by the Resolution Authority and acknowledges and accepts to be bound by any Bail-in Action and the effects thereof (including any variation, modification and/or amendment to the terms of this Agreement as may be necessary to give effect to any such Bail-in Action), which if the Bail-in Termination Amount is determined to be payable by CS to Counterparty pursuant to any such Bail-in Action, may include, without limitation:

(i)          a reduction, in full or in part, of the Bail-in Termination Amount;

(ii)          a conversion of all, or a portion of, the Bail-in Termination Amount into shares or other instruments of ownership, in which case Counterparty acknowledges and accepts that any such shares or other instruments of ownership may be issued to or conferred upon it as a result of the Bail-in Action.  Counterparty acknowledges and accepts that this provision is exhaustive on the matters described herein to the exclusion of any other agreements, arrangements or understanding between the parties relating to the subject matter of the Agreement and that no further notice shall be required between the parties pursuant to the agreement in to order to give effect to the matters described herein.

(iii)          The acknowledgements and acceptances contained in paragraphs (i) and (ii) above will not apply if:

(A)          the Resolution Authority determines that the liabilities arising under this Agreement may be subject to the exercise of the Bail-in Power pursuant to the law of the third country governing such liabilities or a binding agreement concluded with such third country and, in each case, the UK Regulations have been amended to reflect such determination; and/or

(B)          the UK Regulations have been repealed or amended in such a way as to remove the requirements for the acknowledgements and acceptances contained in paragraphs (i) and (ii) above.

Part II.  Definitions

As used in this Section 3(v):

“Bail-in Action” means the exercise of the Bail-in Power by the Resolution Authority in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under the Agreement.

“Bail-in Power” means any write-down or conversion power existing from time to time (including, without limitation, any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period) under, and exercised in compliance with, any laws, regulations, rules or requirements (together, the “UK Regulations”) in effect in the United Kingdom relating to the transposition of the BRRD as amended from time to time, including but not limited to, the Banking Act 2009 as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which the obligations of CS (or other affiliate of CS) can be reduced (including to zero), cancelled or converted into shares, other securities, or other obligations of such regulated entity or any other person.

“Bail-in Termination Amount” means the early termination amount or early termination amounts (howsoever described), together with any accrued but unpaid interest thereon, in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under the Agreement (before, for the avoidance of doubt, any such amount is written down or converted by the Resolution Authority).

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Excluded Liabilities” means liabilities excluded from the scope of the contractual recognition of bail-in requirement pursuant to the UK Regulations.

“Protocol” means the ISDA 2016 Bail-in Article 55 BRRD Protocol (Dutch/French/German/Irish/Italian/Luxembourg/Spanish/UK entity-in-resolution version) published on 14 July, 2016 by the International Swaps and Derivatives Association, Inc. (as may be amended from time to time).

“Resolution Authority” means the Bank of England or any other body which has authority to exercise any Bail-in Power.

(w)          Contractual Stay.

(i)          With effect from the Effective Date, CS and Counterparty agree that, notwithstanding any conflicting terms of this Confirmation, if a:

(A)          Crisis Prevention Measure;

(B)          Crisis Management Measure; or

(C)          Recognised Third-Country Resolution Action

is taken in relation to CS or any member of CS’s Group, Counterparty shall be only entitled to exercise Termination Rights under, or rights to enforce a Security Interest in connection with, this Confirmation to the extent that Counterparty would be entitled to do so under the Special Resolution Regime if this Confirmation were governed by the laws of any part of the United Kingdom.

(ii)          Section 48Z of the Banking Act 2009 is to be disregarded to the extent that it relates to a Crisis Prevention Measure other than the making of a mandatory reduction instrument by the Bank of England under section 6B of the Banking Act 2009.

(iii)          For the purposes of this Section 3(w):

“Crisis Management Measure”, “Crisis Prevention Measure”, “Group” and “Recognised Third-Country Resolution Action” have the meanings given in section 48Z(1) of the Banking Act 2009;

“Effective Date” means the date of this Confirmation.

“Security Interest” has the meaning given in section 70B(7) of the Banking Act 2009;

“Special Resolution Regime” means the provisions of Part I of the Banking Act 2009 and any measure taken under that Part;

“Termination Right” means the following rights and provisions:

(a)	a “termination right” as defined in section 70C(10) of the Banking Act 2009;

(b)	a “default event provision” as defined in section 48Z(1) of the Banking Act 2009 that would apply as a consequence of:

(A)	a Crisis Prevention Measure, Crisis Management Measure or Recognised Third-Country Resolution Action; or

(B)	the occurrence of any event directly linked to the application of such a measure or action.

(x)          2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol.  Subject as provided below, the parties hereby agree that the terms of Parts I, II and III of the Attachment to the ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on July 19, 2013 (the “Protocol”) are deemed to be incorporated by reference in, and to apply to the Agreement, mutatis mutandis as if such provisions and definitions were set out in full herein.

For the purposes of such terms:

(i)
the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to references to this section 3(x) (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly).

(ii)	References to “adheres to the Protocol” shall be deemed to be references to “enters into this Agreement”.

(iii)	References to “Protocol Covered Agreement” shall be deemed to be references to this Agreement (and each reference to “Protocol Covered Agreement” shall be read accordingly).

(iv)	References to “Implementation Date” shall be deemed to be references to the date of this Agreement. For the purposes of this section.

(v)	The definition of “Protocol” shall be deemed to be deleted.

(vi)	CS shall be a Portfolio Data Sending Entity and Counterparty shall be a Portfolio Data Receiving Entity.

(vii)
CS and Counterparty may use a Third Party Service Provider, and each of CS and Counterparty consents to such use including the communication of the relevant data in relation to CS and Counterparty to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.

(viii)	The Local Business Days for such purposes in relation to CS is New York, New York, USA and in relation to Counterparty is Novara, Italy.

(ix)	Notwithstanding Section 6 below, and unless otherwise agreed between the parties in writing, the following items shall be delivered to the applicable party at the email addresses specified below:

PortfolioData:	CS: portfolio.recon@credit-suisse.com Counterparty: manolo.santilli@deagostini.it; alberto.barucci@deagostini.it

Notice of discrepancy:	CS: portfolio.recon@credit-suisse.com Counterparty: manolo.santilli@deagostini.it; alberto.barucci@deagostini.it

Dispute Notice:	CS: portfolio.recon@credit-suisse.com Counterparty: manolo.santilli@deagostini.it; alberto.barucci@deagostini.it

(y)          ISDA 2013 EMIR NFC Representation Protocol.

(i)
Counterparty represents (the “NFC Representation”) on each date and at each time on which it enters into a Transaction (which representation will be deemed to be repeated by Counterparty at all times while such Transaction remains outstanding) that:

(A)
it is a non-financial counterparty (as such term is defined in Regulation (EU) No 648/2012 of the European Parliament and of the Council of 4 July 2012 on OTC derivatives, central counterparties and trade repositories  (“EMIR”)); and

(B)
it is not subject to a clearing obligation pursuant to EMIR in respect of such Transaction. For the purposes of this sub-paragraph (B) it is assumed that the Transaction is of a type that has been declared to be subject to the clearing obligation in accordance with Article 5 of EMIR and is subject to the clearing obligation in accordance with Article 4 of EMIR (whether or not in fact this is the case), and that any transitional provisions in EMIR are ignored.

(ii)
Counterparty will notify CS (by email to Clearing_status_notices@credit-suisse.com) if limb (B) of the NFC Representation is no longer accurate and true in respect of it promptly upon learning of such change and, unless and until Counterparty so notifies CS, CS will assume that the NFC Representation is accurate and true in respect of Counterparty.

(iii)
If the representation in this section 3(y) proves to have been incorrect or misleading in any material respect when made (or deemed repeated) this will not constitute an Event of Default or Termination Event under this Agreement.

4.	Amendments and Elections with respect to the Agreement.

The following amendments and elections shall be made to, and with respect to, the Agreement:

(a)          The “Cross Default” provision of Section 5(a)(vi) of the Agreement will apply to CS and will apply to Counterparty.  For purposes of this provision, Section 5(a)(vi) shall be amended by adding the following at the end of clause (2) thereof:  “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature, (ii) funds were available to enable the party to make such payment when due, and (ii) the payment is made within two Local Business Day of such party’s receipt of written notice of its failure to pay.”

For the purpose of such provision:

“Specified Indebtedness” means any (a) obligation in respect of borrowed money (whether present or future, contingent or otherwise, as principal or surety or otherwise) or (b) payment or delivery obligation in respect of any Specified Transaction (except that, for this purpose only, the words “and any other entity” shall be substituted for the words “and the other party to the Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party)” where they appear in the definition of Specified Transaction).

“Threshold Amount” means, in respect of Counterparty, (1) prior to satisfaction of clause (i) of the Collateral Requirement, EUR 40 million and (2) EUR 75 million thereafter (in each case of (1) and (2), including the United States Dollar equivalent of obligations stated in any other currency, currency unit or asset); and, in respect of CS, 3% of the shareholders’ equity of CS, as shown in the most recent audited financial statements of CS.

(b)          The “Bankruptcy” provisions of Section 5(a)(vii) of the Agreement shall be amended in clause (8) thereof by adding the following at the end of clause (8) thereof:

“it being understood that, with respect to Italy, a reference under clauses (1) to (7) (inclusive) to (A) an insolvency or bankruptcy proceeding includes, without limitation, any procedura concorsuale (fallimento, concordato preventivo (including pursuant to article 161, paragraph 6 of the Italian Insolvency Law), liquidazione coatta amministrativa, amministrazione straordinaria delle grandi imprese in stato di insolvenza and accordi di ristrutturazione under article 182-bis and 182-septies of Italian Insolvency Law, the appointment of an expert (“professionista”) for the certification (“attestazione”) of a piano di risanamento pursuant to article 67, paragraph 3(d), of the Italian Insolvency Law and a cessione dei beni ai creditori pursuant to Article 1977 of the Italian Civil Code; and (B) a winding up or dissolution includes, without limitation, any liquidazione or scioglimento;”

(c)          The “Credit Event Upon Merger” provisions of Section 5(b)(v) of the Agreement will apply to CS and will apply to Counterparty.

(d)          “Credit Support Document” means the Annex, the Security Agreement, the Supplement and any other agreement pursuant to which collateral is pledged or otherwise Transferred to fulfill the Collateral Requirement; provided that the Annex shall cease to be a Credit Support Document with respect to Counterparty,  following Counterparty’s satisfaction of clause (i) of the Collateral Requirement and with respect to CS, following the return by CS to Counterparty of any Alternative Collateral pursuant to the terms of the Annex.

(e)          The following language shall be inserted as Section 6(f) of the Agreement:

“Set-Off. Any Early Termination Amount payable to one party (the “Payee”) by the other party (the “Payer”), in circumstances where there is a Defaulting Party or where there is one Affected Party in the case where either a Credit Event Upon Merger has occurred or any other Termination Event in respect of which all outstanding Transactions are Affected Transactions has occurred, will, at the option of the Non-defaulting Party or the party that is not the Affected Party, as the case may be (“X”) (and without prior notice to the Defaulting Party or the Affected Party, as the case may be), be reduced by its set-off against any other amounts (“Other Amounts”) payable by the Payee to the Payer (whether or not arising under this Agreement, matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation). To the extent that any Other Amounts are so set off, those Other Amounts will be discharged promptly and in all respects. X will give notice to the other party of any set-off effected under this Section 6(f).

For this purpose, either the Early Termination Amount or the Other Amounts (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, in good faith and using commercially reasonable procedures, to purchase the relevant amount of such currency.

If an obligation is unascertained, X may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) will be effective to create a charge or other security interest. This Section 6(f) will be without prejudice and in addition to any right of set-off, offset, combination of accounts, lien, right of retention or withholding or similar right or requirement to which any party is at any time otherwise entitled or subject (whether by operation of law, contract or otherwise).”

(f)          Tax Documents.  Section 4(a)(iii) of the Agreement is hereby amended by adding the following to the existing text: “upon the earlier of learning that any such form or document is required or”.

(g)          Change of Account.  Section 2(b) of the Agreement is hereby amended by the addition of the following after the word “delivery” in the first line thereof: “to another account in the same legal and tax jurisdiction”.

(h)          Process Agent.  Counterparty appoints  as its Process Agent Corporation Service Company, 1180 Avenue of the Americas, Suite 210, New York, NY. 10036.  CS appoints as its Process Agent Credit Suisse Securities (USA) LLC, One Madison Avenue, 9th Floor, New York, NY 10010, United States of America, Attention: General Counsel, General Counsel Division.

(i)          Documents to be Delivered.  For the purpose of Section 4(a)(i) of the Agreement, Counterparty shall deliver:

(i)
a copy of the quarterly unaudited financial statements (management accounts) for Counterparty for the most recently ended financial quarter promptly following preparation but no later than 90 calendar days after the end of the relevant financial quarter; and

(ii)
a copy of the annual report containing audited or certified combined financial statements for Counterparty for the most recently ended financial year promptly following preparation but no later than 180 calendar days after the end of the relevant fiscal year.

(j)          Early Termination.  For purposes of Section 6(e) of the Agreement, Second Method and Loss will apply.

5.	Modifications to Paragraph 13 of the Annex

Paragraph 13.          Elections and Variables.

(a)          Security Interest for “Obligations”.  The term “Obligations” as used herein means any and all present and future obligations of Counterparty to CS under or in connection with the Transaction or the Agreement.

(b)          Credit Support Obligations.

(i)	Delivery Amount, Return Amount and Credit Support Amount.

(A)	“Delivery Amount” has the meaning specified in Paragraph 3(a).

(B)	“Return Amount” has the meaning specified in Paragraph 3(b).

(C)
“Credit Support Amount” means, in respect of Counterparty, (x)(I) on the Trade Date, the Independent Amount applicable to Counterparty and (II) on any other Valuation Date prior to the earlier of (A) satisfaction of clause (i) of the Collateral Requirement and (B) the one-year anniversary of the Trade Date, the sum of (a) the Independent Amount and (b):

(1)	unless Paragraph 13(b)(i)(C)(2), (3) or (4) apply, if the Price Differential on any Valuation Date is less than USD 1.00, this clause (b) shall be equal to USD 0.00;

(2)
if the Price Differential is greater than USD 1.00 on any Valuation Date, then on such Valuation Date and each subsequent Valuation Date until either the Price Differential is greater than USD 2.00 or is less than or equal to USD 0.00, this clause (b) shall equal to the product of (i) USD 1.00 and (ii) the aggregate Number of Shares for all outstanding Components;

(3)
if the Price Differential is greater than USD 2.00 on any Valuation Date, then on such Valuation Date and each subsequent Valuation Date until either the Price Differential is greater than USD 3.00 or is less than USD 1.00, this clause (b) shall be equal to the product of (i) USD 2.00 and (ii) the aggregate Number of Shares for all outstanding Components; or

(4)
if the Price Differential is greater than USD 3.00 on any Valuation Date, then on such Valuation Date and each subsequent Valuation Date until the Price Differential is less than USD 2.00, this clause (b) shall be equal to the product of (i) USD 3.00 and (ii) the aggregate Number of Shares for all outstanding Components;

(y) on any Valuation Date after satisfaction of clause (i) of the Collateral Requirement, USD 0.00;

(z) subject to clause (y), if clause (i) of the Collateral Requirement has not been satisfied by the one-year anniversary of the Trade Date, on such anniversary and on any Valuation Date thereafter, as defined in Paragraph 3.

For purposes of the Annex, “Price Differential” means, on any Valuation Date, the greater of (a) USD 0.00 and (b) (i) the closing price of the Shares on the Valuation Exchange on the immediately preceding Exchange Business Day (as reasonably determined by CS) minus (ii) the Forward Cap Price.

For the avoidance of doubt, the provisions of the Annex shall not apply following the satisfaction of clause (i) of the Collateral Requirement (except for the requirement for CS to return any Posted Collateral hereunder).

(ii)	Eligible Collateral. The following items will qualify as “Eligible Collateral” as of any date for the party specified:

	CS	Counterparty	Valuation Percentage
Cash	[ ]	[X]	100%
Shares meeting the requirements in clause (i) of Collateral Requirement (but only with respect to the number of Shares to be pledged under the Annex); provided that, for the avoidance of doubt, clause (i) of the Collateral Requirement shall only be satisfied upon the satisfaction of the conditions of such clause with respect to a number of Shares equal to the Total Number of Shares.	[ ]	[X]	100%

Shares of Assicurazioni Generali S.p.A. in book-entry form delivered through the Clearance System not to exceed 20.2 million shares (subject to adjustment for any Potential Adjustment Events affecting the issuer thereof) (“Generali Shares”); provided that Generali Shares shall constitute Eligible Collateral only if CS, Counterparty and Custodian shall have executed an account control agreement (“Account Control Agreement”) reasonably satisfactory to each of the parties and based on the form being negotiated by the parties as of the Trade Date.
	[ ]	[X]	70%, subject to reasonable adjustment by CS from time to time to account for changes in the volatility, liquidity or expected liquidity of such Eligible Collateral.

(iii)	Other Eligible Support. None.

(iv)	Thresholds.

(A)          (i)          “Independent Amount” means with respect to CS:  Not applicable.

(ii)          “Independent Amount” means with respect to Counterparty: (x) on any Valuation Date prior to the earlier of (A) the one-year anniversary of the Trade Date and (B) satisfaction of clause (i) of the Collateral Requirement, USD 1,000,000; (y) if clause (i) of the Collateral Requirement has not been satisfied, on any Valuation Date on or after the one-year anniversary of the Trade Date, the product of 20% and the Initial Share Amount; plus (z) if Shares constitute Posted Collateral under the Annex and such Shares are not in book-entry form in the Clearance System, the product of (i) 1.5%, (ii) the Initial Share Price and (iii) the number of Shares constituting Posted Collateral under the Annex.  For the avoidance of doubt, the Independent Amount shall be zero after satisfaction of clause (i) of the Collateral Requirement.  The “Initial Share Amount” means the aggregate over all Tranches not fully settled of the product of (i) the Initial Share Price in respect of such Tranche and (ii) the Number of Shares in respect of all Components in such Tranche.

(B)	“Threshold” means with respect to CS: Not applicable

“Threshold” means with respect to Counterparty:  USD 0.00.

(C)	“Minimum Transfer Amount” means with respect to CS and Counterparty: USD 500,000.

(D)	Rounding. The Delivery Amount and the Return Amount will be rounded up and down respectively to the nearest integral multiple of USD 10,000.

(c)          Valuation and Timing.

(i)	“Valuation Agent” means CS for all purposes.

(ii)	“Valuation Date” means, solely for purposes of the Annex, each Local Business Day which, if treated as a Valuation Date, would result in a Delivery Amount or Return Amount.

(iii)
“Valuation Time” means the close of business in New York City on the Exchange Business Day immediately preceding the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.

(iv)	“Notification Time” means 10:00 a.m., New York time, on a Local Business Day.

(d)          Conditions Precedent and Secured Party’s Rights and Remedies.

(i)
Subject to Paragraphs 13(d)(ii), for purposes of the Annex the following events will each be a “Specified Condition” for the party specified (that party being the Affected Party if the event occurs with respect to that party).

Counterparty

Illegality	[X]
Tax Event	[ ]
Tax Event Upon Merger	[ ]
Credit Event Upon Merger	[X]
Additional Termination Event(s)	[X]

(e)          Substitution. Not applicable.

(f)          Dispute Resolution.  Paragraph 5 shall not be applicable.

(g)          Holding and Using Posted Collateral.

(i)	Eligibility to Hold Posted Collateral; Custodians.

Posted Collateral in the form of Generali Shares or Shares delivered in book-entry form will be Transferred to and held in the Collateral Account at the Custodian as provided in Paragraph 13(m)(vi) below.  The provisions of Paragraphs 6(a) and 6(b)(iii) shall not apply to Posted Collateral held in or Transferred to the Collateral Account.

Initially, the “Custodian” with respect to Posted Collateral Transferred to CS in the form of Generali Shares or Shares delivered in book-entry form shall be Credit Suisse Securities (USA) LLC and the “Sub-Custodian” for Custodian with respect to Posted Collateral in the form of Generali Shares shall be BNP Paribas.  CS shall not change the Custodian or Sub-Custodian without the prior written consent of Counterparty, which consent shall not be unreasonably withheld or delayed.

(ii)
Use of Posted Collateral.  The provisions of Paragraph 6(c) will apply to CS; provided that Paragraph 6(c) will not apply to CS with respect to Posted Collateral in the form of Shares or Generali Shares.

(h)          Distributions and Interest Amount.

(i)
Interest Rate.  The “Interest Rate”, for any day, will be the rate equal to the USD Federal Funds Effective Rate, as reported on the Bloomberg Page “FEDL01” (or if such rate is unavailable or is manifestly incorrect, as reasonably determined by CS).

(ii)
Transfer of Interest Amount.  The Transfer of the Interest Amount will be made on the second Local Business Day following the end of each calendar month, to the extent that a Delivery Amount would not be created or increased by that transfer in which event such Interest Amount will be retained by the Secured Party, and on any Local Business Day on which all Posted Collateral in the form of Cash is Transferred to the Pledgor pursuant to Paragraph 3(b).

(iii)
Alternative to Interest Amount.  The provisions of Paragraph 6(d)(ii) will apply and for the purposes of calculating the Interest Amount the amount of interest calculated for each day of the Interest Period shall be compounded daily.

(iv)
Distributions.  Paragraph 6(d)(i) shall be amended by replacing “it will Transfer to the Pledgor not later than the following Local Business Day” with “the Secured Party will Transfer to the Pledgor not later than the third Local Business Day following receipt or deemed receipt, as applicable, of “ in the second and third lines thereof.

(i)          Additional Representation(s).  Counterparty represents to CS (which representations will be deemed to be repeated as of each date on which Counterparty Transfers Eligible Collateral) that (i) Counterparty solely (and not jointly with any other person) owns the Posted Collateral, (ii) no Transfer Restriction exists with respect to the Posted Collateral (other than, in the case of Shares, Permitted Transfer Restrictions); and (iii) Counterparty has not performed and will not perform any acts that would be reasonably likely to prevent CS from enforcing any of the terms of this Annex or materially limit CS’s ability to exercise rights and remedies with respect to the Posted Collateral.

(j)          Other Eligible Support and Other Posted Support.  Not applicable.

(k)          Demands and Notices.

All demands, specifications and notices under the Annex will be made pursuant to the Notices Section of the Agreement, save that any demand, specification or notice:

(i)	shall be given to or made at the following address:

If to CS:

Address:	7033 Louis Stephens Drive PO Box 110047 Research Triangle Park, NC 27709

Telephone No.:	(919) 994-4820
Facsimile No.:	(917) 326-8626
E-mail:	americas.collateralmgt@credit-suisse.com
Attention:	Collateral Management Americas

If to Counterparty:

Address:	Via G. da Verrazano 15 28100 Novara Italy
Telephone No. :	+39 0321 424 658
Facsimile No.:	+39 0321 424 530
E-mail:	manolo.santilli@deagostini.it
Attention:	Manolo Santilli

or at such other address as the relevant party may from time to time designate by giving notice.

(ii)
shall (unless otherwise stated in the Annex) be deemed to be effective at the time such notice is actually received unless such notice is received on a day which is not a Local Business Day or after the Notification Time on any Local Business Day in which event such notice shall be deemed to be effective on the next succeeding Local Business Day.

(l)          Addresses for Transfers.

CS:	To be notified to Counterparty by CS at the time of the request for the Transfer.

Counterparty:	To be notified to CS by Counterparty at the time of the request for the Transfer.

(m)          Other Provisions.

(i)	Additional Definitions

As used in the Annex:

(1)          “Local Business Day” means: (i) any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in New York, and (ii) in relation to a Transfer of Eligible Collateral or Posted Collateral, a day on which commercial banks are open for business (including dealings for foreign exchange and foreign deposits) in (x) New York, (y) the city of any Custodian or Sub-custodian, in respect of a Transfer of Generali Shares and (z) such other places as the parties shall agree.

(2)          “Value” means, notwithstanding anything in Paragraph 12 of the Annex, for any Valuation Date or other date for which Value is calculated and subject to Paragraph 5 in the case of a dispute, with respect to:

(i)	Eligible Collateral or Posted Collateral that is:

(A)          Cash, the amount thereof;

(B)          a security, if such security is not a Generali Share or a Share, the bid price obtained by the Valuation Agent multiplied by the applicable Valuation Percentage, if any; and

(C)          a Generali Share or a Share, the most recent closing price per share for the regular trading session of the Valuation Exchange (or, if no such closing price, the last traded price per shares as of the end of the most recent regular trading session of the Valuation Exchange) for that Valuation Date, without regard to the after hours or any other trading outside of the regular trading session hours;

(ii)          Posted Collateral that consists of items that are not specified as Eligible Collateral, zero; and

(iii)          Other Eligible Support and Other Posted Support, as specified in Paragraph 13.

(3)          “Valuation Exchange” means, with respect to Shares, the New York Stock Exchange or its successors and, with respect to Generali Shares, the Milan Stock Exchange or its successors.

(4)          “Transfer Restriction” means, with respect to any property or item of Eligible Collateral or Posted Collateral, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such property or item of Eligible Collateral or Posted Collateral or to exercise or enforce the provisions thereof or of any document related thereto whether set forth in such property or item of Eligible Collateral or Posted Collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any pledge, sale, assignment, transfer or exercise or enforcement of, or with respect to, such property or item of Eligible Collateral or Posted Collateral be consented to or approved by any person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such property or item of Eligible Collateral or Posted Collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any person to the issuer of, any other obligor on or any registrar for, such property or item of Eligible Collateral or Posted Collateral, prior to the sale, pledge, assignment or other transfer or exercise or enforcement of, or with respect to, such property or item of Eligible Collateral or Posted Collateral,

(iv) any registration or qualification requirement or prospectus delivery requirement for such property or item of Eligible Collateral or Posted Collateral pursuant to any U.S. federal, state or foreign securities law (including, without limitation, any such requirement arising under the Securities Act or any Gaming Law), and (v) any legend or other notification appearing on any certificate representing such property or item of Eligible Collateral or Posted Collateral to the effect that any such condition or restriction exists; provided, however, that the required delivery of any assignment, stock power, instruction or entitlement order from the seller, pledgor, assignor or transferor of a security or other item of Eligible Collateral or Posted Collateral, together with any evidence of the authority of the person executing or delivering such assignment, stock power, instruction or entitlement order, shall not constitute a “Transfer Restriction”.

(ii)	Events of Default

(x) Paragraph 7 shall be amended so that the references in Paragraph 7(ii) and Paragraph 7(iii) to “five Local Business Days” and “thirty days” respectively, shall instead be replaced by “three Local Business Days” and “ten Local Business Days” respectively.

(y) Paragraph 7 shall be amended by (I) deleting “or” at the end of Paragraph 7(ii), (II) replacing “.” with “; or” at the end of Paragraph 7(iii); and (III) inserting the following as Paragraph 7(iv): “With respect to any Posted Collateral consisting of securities or security entitlements (each as defined in the NYUCC (as defined below)), failure (or the assertion by Counterparty of such failure) at any time of CS to have control (as defined in Section 8-106 of the NYUCC) other than as a result of any action taken, or omitted to be taken, solely by CS.”

(iii)	Covenants of the Pledgor

So long as the Agreement is in effect, the Pledgor covenants that it (x) will keep the Posted Collateral and the Collateral Account free from all security interests, Transfer Restrictions or other encumbrances created by the Pledgor, except (a) the security interest created hereunder or under the Security Agreement, as applicable, (b) the lien of the Custodian over the Collateral Account and, (c) in respect of the Shares, Permitted Transfer Restrictions and (y) will not sell, transfer, assign, deliver or otherwise dispose of, or grant any option with respect to any Posted Collateral, the Collateral Account or any interest therein, or create, incur or permit to exist any pledge, lien, mortgage, hypothecation, security interest, charge, option, Transfer Restriction or any other encumbrance with respect to any Posted Collateral, the Collateral Account or any interest therein, without the prior written consent of the Secured Party except (a) the security interest created hereunder or under the Security Agreement, as applicable, (b) the lien of the Custodian over the Collateral Account and, (c) in respect of the Shares, Permitted Transfer Restrictions.

(iv)	No Counterclaim

A party’s rights to demand and receive the Transfer of Eligible Collateral as provided hereunder and its rights as Secured Party against the Posted Collateral or otherwise shall be absolute and subject to no counterclaim, set off, deduction or defense in favor of the Pledgor except as contemplated in Sections 2 and 6 of the Agreement and Paragraph 8 of the Annex.

(v)	Agreement as to Single Secured Party and Pledgor.

CS and Counterparty agree that, notwithstanding anything to the contrary in the recital to the Annex, Paragraph 1(b) or Paragraph 2 of the Annex or the definitions in Paragraph 12 of the Annex, (a) the term “Secured Party” as used in the Annex means only CS, (b) the term “Pledgor” as used in the Annex means only Counterparty, (c) only Counterparty makes the pledge and grant in Paragraph 2 of the Annex, the acknowledgment in the final sentence of Paragraph 8(a) of the Annex and the representations in Paragraph 9 of the Annex and (d) only Counterparty will be required to make Transfers of Eligible Collateral hereunder.

(vi)	Transfer of Collateral

(x) CS and Counterparty agree that:

(A) any Collateral other than Cash and Shares in certificated form pledged under this Annex shall be delivered by Counterparty to the “securities account” (as defined in Section 8-501 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “NYUCC”)) of Counterparty established and maintained by the Custodian with account number 234YPO (the “Collateral Account”) and such Collateral shall be “Transferred” to CS within the meaning of the Annex upon having been credited to the Collateral Account or, in the case of a Transfer of Posted Collateral to Counterparty, the account specified by Counterparty on or prior to the applicable Valuation Date.

(B) Cash shall be “Transferred” to CS within the meaning of the Annex upon payment or delivery by wire transfer into one or more bank accounts specified by CS or, in the case of a Transfer of Posted Collateral, into one or more bank accounts specified by Counterparty on or prior to the applicable Valuation Date, and

(C)  Shares in certificated form constituting Eligible Collateral pledged under this Annex shall not be held in the Collateral Account, and shall be “Transferred” within the meaning of the Annex upon satisfaction of the requirements in clause (i) (including clause (2)(A) thereof)  of the Collateral Requirement (but only with respect to the number of Shares to be pledged under the Annex).

CS and Counterparty further agree that the Independent Amount specified in clause (x) of Paragraph 13(b)(iv)(A)(ii) shall be Transferred by Counterparty on or before the third Currency Business Day following the Trade Date.

(y) Paragraph 4(b) shall be amended by (I) adding after “next Local Business Day” in the third line thereof the phrase “(or, in the case of a Transfer of Posted Credit Support, the third Local Business Day following such demand)” and (II) adding after “second” in the fifth line thereof the phrase “(or, in the case of a Transfer of Posted Credit Support, fourth)”.

(vii)	Security Interest

Paragraph 2 is hereby modified by deleting the first sentence thereof and replacing it with the following: “Counterparty hereby pledges to CS, as security for its Obligations, and grants to CS a first priority continuing security interest in, lien on and right of Set-off against (a) all Posted Collateral Transferred to or received by CS hereunder and (b) the Collateral Account and any “cash”, “instruments,” “securities”, “security entitlements” and other “financial assets” (each, as defined in the NYUCC), including any cash, securities or other property distributed in respect of or exchanged for any Posted Collateral held in the Collateral Account or into which any such Posted Collateral is converted in connection with any merger or similar event or otherwise and any security entitlements in respect of any of the foregoing, and any other property which may from time to time be deposited, credited, held or carried in such Collateral Account.   Counterparty shall have no right to instruct or give entitlement orders to the Custodian, and Custodian shall not comply with any such instruction or entitlement orders with respect to the Collateral Account, except in each case with respect to (A) the enforcement by Counterparty of its rights pursuant to Paragraph 8(b) of the Annex and (B) the right to vote the Collateral in accordance with Paragraph 13(m)(viii) of this Annex”.

(viii)	Exercise of Voting Rights

Unless an Early Termination Date has occurred or been designated as a result of an Event of Default for which Counterparty is the Defaulting Party, Counterparty shall be entitled to exercise or direct the exercise of all voting or similar rights in relation to and other rights and powers attached to the Posted Collateral except to the extent that such exercise would result in breach of any of the Transaction Documents or may adversely affect the validity or enforceability of the security interest.

(ix)	Rights and Remedies

Paragraph 8 is hereby amended by inserting the following as the final sentences thereof: “The Pledgor acknowledges that, to the extent reasonably necessary to comply with applicable legal restrictions (and without otherwise limiting the Secured Party’s discretion with respect to exercising rights and remedies hereunder), the Secured Party may limit the manner of sale of Posted Collateral consisting of securities, limit the purchasers thereof and conduct private sales thereof not on an exchange and any such sales made in good faith by or on behalf of the Secured Party shall be deemed ‘commercially reasonable’.  The Pledgor acknowledges that any such restricted or private sales may be at prices and on terms less favorable to the Pledgor than those obtainable through a public sale without such restrictions, but agrees that such sales are commercially reasonable.”

6.	Notice and Account Details.

(a)          Telephone and/or Facsimile Numbers and Contact Details for Notices:

Address for notices or communications to CS:

To:
Credit Suisse International
c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010
Attn: Stephen Gray
Tel: (212) 538-2616
E-mail: Stephen.gray@credit-suisse.com

Attn: William Brett
Tel:  (212) 325-0676
Fax:  (212) 325-8036
E-mail: List.elo-equ-der@credit-suisse.com

For payments and deliveries:
Attn: Mike Sergio
Tel: (212) 538-0317
Fax: (212) 325-8175

For all other communications:
Attn: Peter Finnegan
Tel.: (212) 325-5119
Fax: (212) 538-8898
Address for notices or communications to Counterparty:

To:	De Agostini S.p.A. Via G. da Verrazano 15 28100 Novara Italy Attention: Manolo Santilli Telephone: +39 0321 424 658 Facsimile: +39 0321 424 530 E-mail: manolo.santilli@deagostini.it

(b)          (i) Delivery of Shares in book-entry form to CS:

Credit Suisse Securities (USA) LLC
DTC # :355
Account #: 234YPO
Account Name: De Agostini S.p.A.

Account Details of Counterparty: To be advised.

(ii) Delivery of Generali Shares to CS: To be advised.

Account Details of Counterparty: To be advised.

7.	Offices.

CS: CS is acting through its London Office for the purposes of the Transaction;

Counterparty:  Not Applicable.  Counterparty is not a Multibranch Party.

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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to William Brett at CS by facsimile at (212) 743-3644 or by email at william.brett@credit-suisse.com.

Yours faithfully,

Credit Suisse International is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority and has entered into this transaction as principal.

CREDIT SUISSE INTERNATIONAL

By:

Name:

Title:

By:

Name:

Title:

Subscribed and sworn to before me this ______ day of May 2018, by
_________________________, authorized signatory for ___________________________.

Witness my hand and official seal.  My commission expires: _________________________.

_______________________________________________________
Notary Public

[Signature Page to Variable Postpaid Forward Confirmation]

Confirmed as of the date first written above:

DE AGOSTINI S.p.A.

By:________________________________

Name:

Title:

Subscribed and sworn to before me this ______ day of May 2018, by
_________________________, authorized signatory for ___________________________.

Witness my hand and official seal.  My commission expires: _________________________.

_______________________________________________________
Notary Public

[Signature Page to Variable Postpaid Forward Confirmation]